ASSET PURCHASE AND SALE AGREEMENT
                                     BETWEEN
                               TEREX CORPORATION,
                                    as Seller
                                       AND
                        PARTEK ACQUISITION COMPANY, INC.
                                    as Buyer
                            Dated as of July 20, 2000

                        ASSET PURCHASE AND SALE AGREEMENT


         ASSET PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of July 20, 2000, between TEREX CORPORATION, a Delaware corporation ("Seller"), and PARTEK ACQUISITION COMPANY, INC., a Wisconsin corporation ("Buyer").


                                    RECITALS

         WHEREAS, Seller, through its Princeton Division ("Princeton"), is engaged in the production and distribution of self-propelled, truck-mountable forklifts (such business, as conducted by Seller, is referred to hereinafter as the "Princeton Business"), and Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the assets and business of Seller involved in the Princeton Business;

         NOW,  THEREFORE,  in  consideration  of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                           SALE AND PURCHASE OF ASSETS

         1.1      Sale and Purchase of Assets.

                  (a) Subject to the terms and conditions of this Agreement, effective as of the Closing Time (as defined in Section 3.1(a)), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, for the consideration specified in Section 2.1, all of Seller's right, title and interest in and to all of the assets, goodwill, rights and properties owned by Seller and used primarily in connection with the conduct of the Princeton Business as a going concern, as the same may exist at the Closing Time, whether tangible or intangible, real, personal or mixed, accrued or otherwise, (collectively, the "Princeton Assets"), including, without limitation, all of Seller's right, title and interest in and to the following, as the same may exist at the Closing Time:

                         (i) all machinery, equipment, vehicles, office furniture, furnishings, tools, leasehold improvements, and other tangible property, including, without limitation, those items listed in Section 1.1(a)(i) of the disclosure statement prepared by Seller and attached hereto (the "Disclosure Statement");

                         (ii) all inventories of finished goods,  raw materials,
                    work-in-process,  spare  parts,  replacement  and  component
                    parts   (including   inventories  held  by  customers  on  a
                    consignment basis) and office, packaging and other supplies;
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                         (iii) all accounts  receivables,  prepaid  expenses and
                    other current assets (other than cash and cash equivalents) of Seller arising solely from the ownership and operation of the Princeton Business;

                         (iv) all  Intellectual  Property  Rights (as defined in
                    Section 4.17), including, without limitation, all Patent Rights (as defined in Section 4.17) and the right to the names "Princeton," "Kooi Aap," and "Piggyback";

                         (v) subject to Section 1.1(b),  all contracts,  leases,
                    commitments, instruments, guarantees, bids, orders, proposals and other agreements, whether written or oral, to which Seller or any predecessor in interest is a party primarily in connection with the Princeton Business immediately prior to the Closing Time, including, without limitation, those agreements to purchase materials, contracts for services or to provide products listed in
                    Section 4.11 of the Disclosure Statement, but excluding all corporate-wide purchasing arrangements which relate generally to the Princeton Business and other divisions or business units of Seller or any of its Affiliates (as defined in Section 11.9) and any other arrangements with other divisions or business units of Seller or any of its Affiliates;

                         (vi) all licenses, permits, franchises, certificates of
                    authority or orders, certificates of occupancy, building, safety, fire and health approval, or any waiver of the foregoing (collectively, "Permits"), issued by any Governmental Authority (as defined in Section 4.15(b)), including, without limitation, those Permits listed in
                    Section 1.1(a)(vi) of the Disclosure Statement;

                         (vii)  all  business   records  (other  than  personnel
                    records unless consented to by the relevant employees), files, ledgers, documents, correspondence, lists, plans, drawings, creative materials, advertising and promotional materials, studies, reports or other printed or written materials used or held for use primarily in connection with the Princeton Business;

                         (viii) all Owned Property (as defined in Section 4.16);

                         (ix) all  computer  software  and  programs  including,
                    without limitation, executable code, source code, graphical user interfaces, databases, all associated documentation, whether electronic or paper copied form, which relate primarily to the Princeton Business; and

                         (x) all prepaid rent,  utilities,  downpayments  and/or
                    deposits from customers, and any other deposits and/or prepaid items applicable primarily to the Princeton Business.

                  (b) The Princeton Assets to be sold and transferred by Seller at the Closing Time shall not include:

                         (i) cash,  cash  deposits  and other cash  equivalents,
                    including all bank accounts;

                         (ii) tax refunds;

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                         (iii)  any  assets  located  at the  facilities  of the
                    Princeton  Business  that  are not  owned by  Seller,  which
                    assets  are   identified  in  Section   1.1(b)(iii)  of  the
                    Disclosure Statement;

                         (iv) all rights of Seller  under and  pursuant  to this
                    Agreement;

                         (v) any property,  casualty,  workers'  compensation or
                    other insurance policy or related insurance service contract relating to Seller or any of its Affiliates, and any rights of Seller under any insurance policy or contract, including, but not limited to, rights to any cancellation value;

                         (vi) proprietary or confidential non-technical business
                    information, books, files, papers, records, data and policies of Seller or any of its Affiliates that do not relate primarily to and are not material to continuing the operation of the Princeton Business, including proprietary business management software used by Seller or any of its Affiliates, such as the corporate directories, management procedures and guidelines, proprietary databases, accounting and financial reporting formats, systems and procedures, instructions and organization manuals;

                         (vii) any and all  assets,  rights  and  properties  of
                    Seller or any of its Affiliates other than those used by the Princeton Business in connection with the ownership and operation of the Princeton Business;

                         (viii) subject to Section 4.17, all "Terex" marks, including any and all trademarks or service marks, trade names, registered and unregistered designs, slogans or other like property or including the name "Terex," the Terex mark and/or logo, and any derivatives thereof; and

                         (ix) any  accounts  receivable  that are written off in
                    accordance with the principles set forth on Exhibit A hereto (such principles are referred to hereinafter as "Closing GAAP").

                  (c) To the extent that any of the Princeton Assets are non-assignable or non-transferable to Buyer, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to this Agreement or the transactions contemplated hereby, this Agreement shall not constitute a contract to assign or transfer the same if an attempted assignment or transfer would (i) constitute a breach thereof or (ii) create rights in others not desired by Buyer. If Seller shall have failed to procure consent to any such assignment or transfer or waiver of such option prior to the Closing Time, Seller shall use its best efforts (which shall not include the obligation to pay money or commence a legal action) to make the use and benefit of such Princeton Asset available to Buyer to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist. The provisions of this Section 1.1(c) shall not in any way limit Buyer's rights under this Agreement in the event that the Closing condition set forth in Section 7.1(i) is not satisfied.

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                  (d)  Except  as  provided  below in this  Section  1.1(d)  and subject to Section 1.1(e), effective as of the Closing Time, Buyer shall assume and become responsible for, and will thereafter pay, perform and discharge when due all liabilities and obligations of Seller arising out of or relating to the Princeton Assets, the Princeton Business, or the operation or ownership by Seller (or any of its predecessors) of the Princeton Business, whether accrued,
absolute,   contingent  or  otherwise  (collectively,   the  "Assumed  Princeton
Liabilities").   The  Assumed  Princeton  Liabilities  shall  include,   without
limitation,  the following  liabilities  of Seller with respect to the Princeton
Business: (i) all of the obligations and liabilities of the Princeton Business reflected on the Interim Balance Sheet (as defined in Section 4.8) which have not been satisfied prior to the Closing Time, except for obligations and liabilities relating to intercompany receivables or intercompany debt (the liability for such intercompany receivables or intercompany debt being expressly excluded from the liabilities assumed by Buyer under this Agreement); (ii) all of the obligations and liabilities of the Princeton Business arising in the ordinary course of business between the date of the Interim Balance Sheet and the Closing Time, except for liabilities relating to intercompany receivables or
intercompany   debt  (the  liability  for  such   intercompany   receivables  or
intercompany debt being expressly excluded from the liabilities assumed by Buyer under this Agreement); (iii) liabilities and obligations of Seller (relating to the Princeton Business) under the contracts listed in Section 1.1(d) of the Disclosure Statement, but only to the extent required to be paid, performed or discharged after the Closing Time; (iv) liabilities and obligations of Seller with respect to the employees of the Princeton Business which Buyer has agreed to assume pursuant to this Agreement, excluding obligations of Seller under the Terex Plans (as defined in Section 6.10) or under the "Seller Plans," as defined in that certain Asset Purchase and Sale Agreement dated as of September 15, 1999 by and among Teledyne, Inc., Teledyne Princeton, Inc., Kooi USA, Inc., Teledyne GmbH and Seller (the "1999 Purchase Agreement"); (v) liabilities or obligations that are based upon products liability for products manufactured or sold by
Seller through the Princeton Business after the closing of the transactions contemplated by the 1999 Purchase Agreement (the "1999 Closing"), except for such liabilities or obligations that constitute Excluded Liabilities pursuant to
Section 1.1(e); (vi) all other debts, liabilities and obligations arising out of or relating to events or transactions after the Closing Time in connection with the operation of the Princeton Business or use of the Princeton Assets by Buyer, but only to the extent not included in the Excluded Liabilities pursuant to
Section 1.1(e); (vii) the liabilities and obligations of Seller under the 1999 Purchase Agreement, but only to the extent such liabilities and obligations
under  the  1999  Purchase  Agreement   constitute   liabilities   described  in
subsections (i) through (vi) of this Section 1.1(d); (viii) any severance claims made by Seller's employees working in the Princeton Business who are employed by Buyer after the Closing Time and are terminated by Buyer within 120 days after the Closing Date, except to the extent such claims are based on a contract right or on a severance policy of Seller (the liability for any such claims based on a contract right or severance policy of Seller being expressly excluded from the liabilities assumed by Buyer under this Agreement); (ix) liabilities or obligations under Environmental Laws (as defined in Section 4.18) which are caused after the 1999 Closing; and (x) liabilities and obligations of the Princeton Business reflected on the Closing Balance Sheet (as defined in Section 2.3(a)). Buyer understands and agrees that, from and after the Closing Time, neither Seller nor any of its Affiliates including, without limitation, Powerscreen International plc and PPM Deutschland GmbH, shall have any liability or responsibility for any of the Assumed Princeton Liabilities, except only as contemplated by Section 9.2(e).

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

                  (e) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume, and shall not be deemed to have assumed, any of the following obligations or liabilities of Seller or of any Affiliate or predecessor in interest of Seller, whether accrued, absolute, contingent or otherwise:

                         (i) liabilities or obligations for Federal, state or local income taxes payable by reason of or from the sale and purchase of the Princeton Assets pursuant to this Agreement;

                         (ii) any  liabilities  or  obligations  under the Terex
                    Plans (as defined in Section 6.10) or the "Seller Plans" (as defined in the 1999 Purchase Agreement);

                         (iii) any  liabilities or  obligations  with respect to
                    taxes arising from the ownership or use of the Princeton Assets and operation of the Princeton Business prior to the Closing Time, except to the extent accrued on the Closing Balance Sheet on a basis consistent with the 1999 Balance Sheet (as defined in Section 4.8) and the Interim Balance Sheet (as defined in Section 4.8);

                         (iv) any liabilities or obligations under Environmental
                    Laws (as defined in Section 4.18) which were caused prior to the 1999 Closing, and any and all liabilities or obligations under Environmental Laws which do not relate to operations at the Owned Property or Leased Property (each as defined in Section 4.16);

                         (v) any  liabilities or obligations  not related to the
                    ownership of the Princeton Assets or operation of the Princeton Business;

                         (vi) subject to the terms,  conditions and  limitations
                    of this Agreement, any liabilities, costs and expenses related to the transactions contemplated by this Agreement;

                         (vii) any  liabilities or  obligations  with respect to
                    the litigation described in Section 4.15 of the Disclosure Statement and any other litigation not described in Section
                    4.15 of the Disclosure Statement which is pending as of the Closing Time;

                         (viii) any  liabilities  based upon products  liability
                    related to products manufactured and sold prior to the 1999 Closing or sent out into the stream of commerce prior to the 1999 Closing;

                         (ix) any liabilities or obligations  that (A) are based
                    upon products liability for products manufactured or sold after the 1999 Closing and prior to the Closing Time and (B) are based on accidents which occurred after the 1999 Closing and prior to the Closing Time;

                         (x) all  liabilities  and  obligations  under  the 1999
                    Purchase Agreement which do not constitute Assumed Princeton Liabilities;

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                         (xi) any liabilities  related to the  noncompliance  by
                    the parties  hereto with any  applicable  bulk transfer law;
                    and

                         (xii)  to the  extent  not  already  described  in this
                    Section 1.1(e), those liabilities and obligations expressly excluded from the definition of Assumed Princeton Liabilities in subsections (i), (ii), (iii), (iv), (v),
                    (vi), (vii) and (viii) of Section 1.1(d).

The excluded liabilities and obligations described in this Section 1.1(e) (none of which shall be assumed by Buyer) are collectively referred to hereinafter as the "Excluded Liabilities."

                                    ARTICLE 2

                                 PURCHASE PRICE

         2.1 The Purchase Price; Allocation. The aggregate purchase price for the Princeton Assets shall be Fifty-One Million Eight Hundred Thousand U.S. Dollars ($51,800,000) (the "Princeton Purchase Price"), subject to adjustment pursuant to Section 2.3. The Princeton Purchase Price shall be allocated among the Princeton Assets as set forth in Section 2.1 of the Disclosure Statement. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including, without limitation, the preparation and filing of Form 8594 (or any successor form or successor provision of any future tax law) under section 1060 of the Internal Revenue Code of 1986, as amended (the "IRC" or the "Code") with their respective federal income tax returns for the taxable year that includes the date immediately preceding the Closing Date, and neither Buyer nor Seller will take any position inconsistent with such allocation unless otherwise required by applicable law. The Princeton Purchase Price shall be payable as provided in Section 2.2.

         2.2 Payment of Princeton Purchase Price. The Princeton Purchase Price shall be paid in U.S. dollars no later than 2:00 p.m. United States eastern standard time on the Closing Date (as defined in Section 3.1) in the following manner: (a) an amount equal to Fifty-One Million Four Hundred Forty Thousand U.S. Dollars ($51,440,000) shall be paid by wire transfer of immediately available funds to an accounts or accounts designated in writing by Seller, and
(b) an amount equal to Three Hundred Sixty Thousand U.S. Dollars ($360,000) shall be paid by wire transfer of immediately available funds into escrow in accordance with the terms of the Escrow Agreement (as defined in Section 11.9).

         2.3      Purchase Price Adjustment.

                  (a) On or before sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Princeton Business as of the close of business on the day immediately preceding the Closing Date, which balance sheet shall be reported on by Buyer's independent public accountants as having been properly prepared in accordance with Closing GAAP (such balance sheet is referred to herein as the "Closing Balance Sheet").

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                  (b) During the 45-day period following Seller's receipt of the
Closing Balance Sheet, Seller and its independent public accountants will be permitted to review the working papers of Buyer and Buyer's independent public accountants relating to the Closing Balance Sheet and any financial records relevant to the preparation of the Closing Balance Sheet. Buyer and Buyer's independent public accountants will also be available from time to time to discuss questions raised by Seller and its independent public accountants. The Closing Balance Sheet shall become final and binding upon the parties on the 45th day following receipt thereof by Seller, unless Seller gives written notice of its disagreement ("Notice of Disagreement") to Buyer prior to such date. If Seller gives a Notice of Disagreement to Buyer, then within 15 days thereafter, Seller shall give written notice (the "Second Notice") to Buyer specifying in reasonable detail the nature of, and reasons for, any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined in Section 2.3(c)).

                  (c) During the 30-day period following the delivery of a Second Notice, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to an arbitrator (the "Arbitrator") for review and resolution any and all matters which remain in dispute. The Arbitrator shall be Ernst & Young LLP, or if such firm is unable or unwilling to act, such other person, entity or firm as shall be agreed upon by Buyer and Seller. The Arbitrator shall render a decision resolving the matters submitted to the Arbitrator within 30 days of receipt of such submission. The decision of the Arbitrator shall be final and binding on the parties absent manifest error. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this Section 2.3(c) shall be borne 50% by Buyer and 50% by Seller.

                  (d) Subject to the materiality thresholds described in the second and third sentences of this Section 2.3(d), the Princeton Purchase Price shall be subject to adjustment pursuant to this Section 2.3 in the event that the Relevant Closing Balance Sheets (as defined in Section 11.9) indicate that Total Equity (as defined in Section 11.9) as of the close of business on the day before the Closing Date is greater than or less than the Reference Amount (as defined in Section 11.9). If the Relevant Closing Balance Sheets indicate that Total Equity is less than the Reference Amount by more than One Hundred Thousand U.S. Dollars ($100,000 U.S.), Seller shall pay or cause to be paid to Buyer (for Buyer's own account and, to the extent necessary, as agent for Partek Cargotec Holding Netherlands B.V. and Partek Cargotec Holding Ltd), an amount equal to the amount by which the Reference Amount exceeds Total Equity. If the Relevant


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Closing  Balance Sheets indicate that Total Equity is greater than the Reference
Amount by more than One Hundred Thousand U.S. Dollars ($100,000 U.S.), Buyer shall pay or cause to be paid to Seller (for Seller's own account and, to the extent necessary, as agent for Powerscreen International plc and Holland Lift International B.V.), an amount equal to the amount by which Total Equity exceeds the Reference Amount. Payment of the purchase price adjustment contemplated by this Section 2.3, if any, shall be made within three (3) business days after determination of the amount of the adjustment pursuant to this Section 2.3 by wire transfer of immediately available funds. The parties acknowledge and agree that (i) the Reference Amount is based on a targeted Princeton Net Asset Value (as defined in Section 11.9) of Six Million Eight Hundred Thousand U.S. Dollars ($6,800,000), a targeted Moffett Net Equity (as defined in Section 11.9) of Two Million Eight Hundred Sixty-Eight Thousand U.S. Dollars ($2,868,000), and a targeted Kooi Net Equity (as defined in Section 11.9) of Four Million One Hundred Nineteen Thousand U.S. Dollars ($4,119,000) (or $4,641,000 if the PPM Assets (as defined in Section 11.9) are sold pursuant to the Kooi Purchase Agreement at the same time as the closing of the purchase and sale of the shares of Terex B.V. thereunder), and (ii) the amount of any purchase price adjustment pursuant to this Section 2.3 shall be allocated among the selling parties under this Agreement, the Moffett Purchase Agreement (as defined in Section 11.9) and the Kooi Purchase Agreement (as defined in Section 11.9) or the purchasing parties under each such agreement, as the case may be, in proportion to the degree to which each of the actual Princeton Net Asset Value, actual Moffett Net Equity, and actual Kooi Net Equity is greater than or less than the respective targeted amount. Any disputes concerning the allocation of the purchase price adjustment, if any, shall be submitted to the Arbitrator and, within 30 days of receipt of such submission, the Arbitrator shall render a decision thereon. Such decision shall be final and binding on the parties absent manifest error. The cost of any arbitration (including the fees of the Arbitrator) pursuant to this
Section 2.3(d) shall be borne 50% by Buyer and 50% by Seller.

                                    ARTICLE 3

                                     CLOSING

         3.1      Closing.

                  (a) The closing of the sale and purchase of the Princeton Assets provided for in Article 1 (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104 (or at such other place as the parties may agree in writing), beginning at 10:00 a.m. on the later of (i) the 30th day after the date of this Agreement (or the 45th day if prior to expiration of such 30-day period, Sellers receive a written notice from Buyer stating that despite Buyer's good faith diligent efforts to complete its confirmatory due diligence (as described in Section 6.2), Buyer has been unable to complete such confirmatory due diligence within such 30-day period, or (ii) the fifth business day after the satisfaction or waiver of the conditions specified in Article 7. The date on which the Closing is held is referred to hereinafter the "Closing Date." The Closing shall be deemed effective at 11:59 p.m. United States eastern standard time on the day immediately preceding the Closing Date, and such effective time shall be referred to herein as the "Closing Time."

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                  (b) At  the  Closing,  Seller  shall  deliver  to  Buyer  duly executed instruments of transfer and assignment of the Princeton Assets (in forms reasonably satisfactory to Buyer), sufficient to vest in Buyer legal and valid title to the Princeton Assets, and Buyer shall deliver to Seller and the Escrow Agent (i) the Princeton Purchase Price in the manner set forth in Article 2 and (ii) duly executed instruments of assumption (in forms reasonably satisfactory to Buyer) sufficient to effect the assumption of the Assumed Princeton Liabilities.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that:

         4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Section 4.1 of the Disclosure Statement sets forth the jurisdictions in which employees of the Princeton Business or any material amount of assets used or relating primarily to the Princeton Business are situated.

         4.2 Authorization. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite corporate action of Seller. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3      Reserved.

         4.4 Consents of Third Parties. Except as set forth in Section 4.4 of the Disclosure Statement, the execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with the certificate of incorporation or by-laws of Seller; (b) conflict with, or result in the breach of, termination of, or give rise to any Lien (as defined in Section 4.7) or constitute a default under, any material agreement, understanding or commitment to which Seller is a party or by which Seller is bound; or (c) constitute a violation of any law, regulation, rule, judgment or decree applicable to Seller, other than, in the case of clauses (b) and (c) of this sentence which, individually or in the aggregate, would not have a material adverse effect on the Princeton Business. No consent, approval or authorization of any Governmental Authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement, except (a) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), (b) as set forth in Section 4.4 of the Disclosure Statement, and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a material adverse effect on the Princeton Business.

         4.5      Reserved.

         4.6      Reserved.

         4.7 Title to Princeton Assets. Seller has good title, of record and beneficially, to all of the Princeton Assets and at the Closing, Seller will transfer and deliver to Buyer legal and valid title to the Princeton Assets, free and clear of all claims, liens, security interests, rights of first refusal, options to purchase or other encumbrances (collectively, the "Liens"), other than (a) Liens created by Buyer, (b) Liens disclosed in Sections 4.7 or
4.16 of the Disclosure Statement, (c) with respect to Owned Property, reflected in any title insurance policies listed in Section 4.16 of the Disclosure Statement (true and correct copies of which have been made available to Buyer),
(d) with respect to Owned Property, imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, and Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used, and (e) taxes and general and special assessments not in default and payable without penalty or interest, provided that such taxes and general and special assessments are accrued in accordance with Closing GAAP on the Closing Balance Sheet.

         4.8 Financial Statements. Seller has delivered to Buyer copies of the following financial statements (collectively, the "Financial Statements"): (a) unaudited balance sheet for the Princeton Business as of December 31, 1999, income statement of the Princeton Business for the period between January 1, 1999 and July 31, 1999, and income statement of the Princeton Business for the period between November 11, 1999 and December 31, 1999 (collectively, the "1999 Financial Statements"); and (b) the unaudited balance sheet and related income statement of the Princeton Business as of and for the four months ended April 30, 2000 (the balance sheet as of December 31, 1999 called, the "1999 Balance Sheet", and the unaudited balance sheet for the four-month period ended April 30, 2000 called, the "Interim Balance Sheet"). True and correct copies of the Financial Statements are set forth in Section 4.8 of the Disclosure Statement. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except that the Financial Statements as of April 30, 2000 have been prepared without footnote disclosures) and fairly present in all material respects the financial position and results of operations for the entities described therein at the dates and for the periods indicated therein (subject in the case of Financial Statements as of April 30, 2000 to normal year-end adjustments consistent with the 1999 Financial Statements). There have been no material changes to the accounting principles used in the financial statements of the Princeton Business since November 11, 1999 (the date of the 1999 Closing), other than those set forth in Section 4.8 of the Disclosure Statement.

         4.9      Absence of Certain Changes; Liabilities.

                  (a) Except as set forth in Section 4.9 of the Disclosure Statement, since the date of the 1999 Balance Sheet, Seller in connection with its operation of the Princeton Business has not suffered any material adverse change in its assets, results of operations or financial condition.

                  (b) To the knowledge of Seller, there are no liabilities or obligations of Seller in connection with its operation of the Princeton Business of a kind required in accordance with GAAP to be reflected in the Financial Statements which are not so reflected, except (i) liabilities reflected in the 1999 Financial Statements and Interim Balance Sheet, (ii) liabilities or obligations which arose after the date of the 1999 Balance Sheet in the ordinary course of business, and (iii) liabilities described in Section 4.9 of the Disclosure Statement.

                  (c) Since the date of the 1999 Balance Sheet, Seller has operated the Princeton Business in the ordinary course and consistent with Seller's past practice and, except as set forth in Section 4.9 of the Disclosure Statement, there has not been:

                         (i) with respect to the Princeton Business, any damage,
                    destruction or loss (whether or not covered by insurance) that has had a material adverse effect on the Princeton Business;

                         (ii) any material  transaction  by Seller in connection
                    with its operation of the Princeton Business other than in the ordinary course of business or as otherwise permitted or contemplated by this Agreement;

                         (iii) with the respect to the Princeton  Business,  any
                    increase in compensation or benefits payable under existing employment agreements or severance or termination pay policies with respect to of Seller's employees other than
                    (A) increases or bonuses in the ordinary course of business and consistent with Seller's past practice, (B) increases or grants required by contracts disclosed pursuant hereto or by applicable law, or (C) increases, agreements and bonuses disclosed in Sections 4.13 and 4.14 of the Disclosure Statement;

                         (iv) any employment,  bonus, deferred compensation,  or
                    severance agreement entered into with any of the employees of Seller working primarily in the Princeton Business, other than employment agreements terminable at will and other than as disclosed in Section 4.13 of the Disclosure Statement;

                         (v) any lease,  transfer,  assignment,  abandonment  or
                    other disposition of any material Princeton Asset outside the ordinary course of business;

                         (vi) any intercompany  loans or payments,  dividends or
                    transfers of assets by Seller with respect to the Princeton Business which are inconsistent with Seller's past practice and Seller's overall corporate cash and tax management practices or are otherwise outside the ordinary course of business;

                         (vii) any single capital expenditure or series of related capital expenditures by Seller (with respect to the Princeton Business) in excess of $100,000 U.S. other than in the ordinary course of business;

                         (viii) any material change or modification of the accounting methods or practices of Seller with respect to the Princeton Business, or of the banking arrangements of Seller with respect to the Princeton Business;

                         (ix) with respect to the five largest  customers of the
                    Princeton Business for the period beginning on the date of the 1999 Closing and ending on the date of this Agreement, all of which customers are listed in Section 4.9(c)(ix) of the Disclosure Statement, Seller has not received oral or written notice or notices of any dispute or termination of relationship which individually or in the aggregate would have a material adverse effect on the Princeton Business;

                         (x) with  respect  to the five  largest  vendors of the
                    Princeton Business for the period beginning on the date of the 1999 Closing and ending on the date of this Agreement, each of which are listed in Section 4.9(c)(x) of the Disclosure Statement, Seller has not received oral or written notice or notices of any dispute or termination of relationship which individually or in the aggregate would have a material adverse effect on the Princeton Business;

                         (xi) any  acceleration  or  delay  in the  manufacture,
                    shipment or sale of inventory, the collection of accounts receivable or notes receivable, the payment of accounts or notes payable, the sale of accounts receivable, or any other action outside the ordinary course of business, which acceleration, delay or other action is intended to artificially increase the amount of cash in the Princeton Business or artificially increase Princeton Net Asset Value (as defined in Section 11.9) as calculated from the Closing Balance Sheet; and

                         (xii) any  agreement or  commitment by Seller to do any
                    of the foregoing.

         4.10 Taxes. Except as disclosed in Section 4.10 of the Disclosure Statement, and except with respect to taxes or Tax Returns (defined below) which individually involve $1,000 or less, as of the date hereof, (a) all federal, state, local, domestic and foreign tax returns required to be filed with respect to the Princeton Business (collectively, the "Tax Returns") have been filed in a timely manner (taking into account all extensions of due dates), and all taxes shown as due thereon have been paid; (b) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against the Princeton Business; and (c) no deficiencies for any income taxes in respect of the Princeton Business have been asserted in writing against Seller, which remain unpaid. To the knowledge of Seller, except with respect to taxes which individually involve $1,000 or less, the Tax Returns reflect all taxes due and payable with respect to the periods covered thereby and there are no other tax liabilities, deficiencies, interest or penalties payable or asserted against Seller to the extent such liability, deficiency, interest or penalty affects the Princeton Assets or the Princeton Business. Except as set forth in Section 4.10 of the Disclosure Statement, accruals for taxes shown on the 1999 Balance Sheet cover liabilities for all taxes attributable to periods ending on or before such date in accordance with GAAP, and since such date Seller has not incurred any liability for taxes with respect to the Princeton Business that is unusual in nature or amount in any material respect. No authority in a jurisdiction where Seller (with respect to the Princeton Business) does not file Tax Returns has made a written claim or given written notice that Seller (with respect to the Princeton Business) is subject to taxation by that jurisdiction.

         4.11 Material Contracts, Etc. Buyer has been provided access to, or correct and complete copies of, and Section 4.11 of the Disclosure Statement sets forth a list, as of the date of this Agreement, of (a) all commitments and agreements for the purchase of any materials, supplies, machinery, capital assets or services that involve an expenditure by Seller in connection with its operation of the Princeton Business of more than $50,000 U.S. for any one commitment or agreement or series of related commitments or agreements, other than such commitments or agreements entered into in the ordinary course consistent with past practice and which can be canceled by Seller without liability, premium or penalty on 90 days' or less notice; (b) all personal property leases under which Seller is either lessor or lessee in connection with its operation of the Princeton Business and which involve annual payments or receipts of $50,000 or more; (c) all other orders, leases, commitments, agreements and instruments (including, but not limited to, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money) affecting the Princeton Business or the Princeton Assets, in each case, that involve annual payments or receipts by Seller in any 12-month period of more than $50,000; (d) all government contracts; (e) any joint venture, partnership or similar agreements to which Seller (with respect to the Princeton Business) is a party; (f) contracts limiting the right of Seller (with respect to its operation of the Princeton Business) to compete or do business in any territory; (g) contracts and arrangements providing for any severance, change-of-control, or stay in place payment, whether or not entered into as a result of the transactions contemplated by this Agreement; (h) all license agreements, assignments or contracts (whether as licensor, licensee, assignor, assignee or otherwise) relating to any of the Intellectual Property Rights (as defined in Section 4.17) to the extent not listed in Section 4.17 of the Disclosure Statement; (i) any contract or agreement to which Seller (with respect to the Princeton Business) is a party which relates to clean-up, abatement, or any other actions in connections with the remediation of any liabilities relating to Hazardous Materials, to the extent not listed in Section
4.18 of the Disclosure Statement; (j) any other agreement that is material to the Princeton Business which involves the payment or receipt of consideration by Seller in excess of $50,000 per annum; (k) any contract or agreement to which Seller (with respect to the Princeton Business) is a party which relates to the distribution of products and/or services of Seller with respect to the Princeton Business; and (l) any modification of any of the foregoing. Notwithstanding the foregoing, Section 4.11 of the Disclosure Statement shall not be required to list orders for the purchase of raw materials, parts, components or inventories or the sale of products, in each case, entered into in the ordinary course of business and consistent with past practice.

         4.12 Absence of Defaults. Each of the contracts listed or required to be listed in Sections 4.11 and 4.13 of the Disclosure Statement (including each contract that would be required to be listed in Section 4.11 or Section 4.13 of the Disclosure Statement if it was not listed in Section 4.17 or Section 4.18 of the Disclosure Statement), and each contract of a type described in Sections
4.11 and 4.13 of this Agreement (including each contract that would be required to be listed in Section 4.11 or Section 4.13 of the Disclosure Statement if it was not listed in Section 4.17 or Section 4.18 of the Disclosure Statement) that is entered into on or after the date of this Agreement (each, a "Material

Contract") constitutes a valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto, and is in full force and effect. Except as set forth in Section 4.12 of the Disclosure Statement, Seller (to the extent such contract relates to the Princeton Business) is not in default in any material respect under any Material Contract or under any material outstanding vendor or customer orders and, to the knowledge of Seller, no event has occurred or exists which, with or without the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller (to the extent such contract relates to the Princeton Business). With respect to any contract not listed in Section 4.11 or Section 4.13 of the Disclosure Statement to which Seller (with respect to the Princeton Business) is a party, Seller is not in default, nor do circumstances exist which, with or without the passage of time or the giving of notice or both, would cause such a default, the result of which is likely to have a Material Adverse Effect.

         4.13  Agreements  Regarding  Employees.  Except as set forth in Section
4.13 of the Disclosure Statement, as of the date of this Agreement, Seller in connection with its operation of the Princeton Business is not a party to or bound by any (a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to the employees of Seller working in the Princeton Business, or any other material benefit plan or similar arrangement with the employees of Seller working in the Princeton Business; (b) employment agreement, arrangement or understanding; or
(c) any collective  bargaining or other labor agreement.  Except as set forth in
Section 4.13 of the Disclosure Statement, there are no existing, or to the knowledge of Seller threatened, (x) employee strikes, work stoppages, lockouts or material labor disputes or (y) to the knowledge of Seller, any union organizing activity or work slow-downs, involving the employees of Seller working in the Princeton Business.

         4.14     Employee Benefit Plans.

                  (a) Except as set forth in Section 4.14 of the Disclosure Statement, as of the date of this Agreement there are no "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), pension, welfare benefit, stock option, stock purchase, deferred compensation, severance incentive or other fringe benefit plan or arrangement maintained or contributed to by Seller for the benefit of employees of the Princeton Business.

                  (b) None of the assets of Seller (with respect to the Princeton Business) are subject to any lien, constructive or otherwise, arising under ERISA section 4068.

                  (c) Section 4.14 of the Disclosure Statement lists all plans, agreements or programs to provide material fringe or other benefits to the employees of Seller working primarily in the Princeton Business including, but not limited to, section 125 cafeteria plans or flexible spending arrangements, dependent care plans, vacation, holiday, sick leave, disability, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs.

                  (d) Except as disclosed in Section 4.14 of the Disclosure Statement, Seller (with respect to the Princeton Business) is not obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37).

                  (e) Except as set forth in Section 4.14 of the Disclosure Statement, and except as may otherwise be required by Part 6 of Title I of ERISA or by applicable state law, neither Seller nor any employee benefit plan maintained or contributed to by Seller, provides or has any obligation to provide (or contribute towards the cost of) post-retirement welfare benefits with respect to current or former employees of the Princeton Business or any other entity, including, without limitation, post-retirement medical, dental, life insurance, severance, or any other similar benefit, whether provided on an insured or self insured basis.

         4.15     Litigation; Compliance with Laws.

                  (a) Except as set forth in Section 4.15 of the Disclosure Statement, there is no suit, litigation, proceeding or administrative action pending, or to the knowledge of Seller, threatened in writing, or any order, injunction or decree outstanding, against Seller in connection with its operation of the Princeton Business that, if adversely determined, would have a material adverse effect on the Princeton Business. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Seller, threatened that question the validity of this Agreement or the transactions contemplated hereby or that, if adversely determined, would have a material adverse effect upon Seller's ability to enter into or perform its obligations under this Agreement.

                  (b) Except as set forth in Section 4.15 of the Disclosure Statement, and except with respect to compliance with Environmental Laws which is dealt with exclusively in Section 4.18, as of the date hereof, Seller in connection with its operation of the Princeton Business is and has been in compliance in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, regulations, judgments, decrees and orders ("Laws") of any governmental entity or authority having jurisdiction over the Princeton Business and/or the Princeton Assets (each, a "Governmental Authority"). To the knowledge of Seller, Seller (with respect to its operation of the Princeton Business) has no liability (whether accrued, absolute, contingent, direct or indirect) for past violations of any law, ordinance, code, rule or regulation, except as would not have a material adverse effect on the Princeton Business. All material reports and returns (other than Tax Returns which are covered exclusively by Section 4.10) required to be filed by Seller (with respect to the Princeton Business) with any Governmental Authority have been filed and were accurate and complete in all material respects when filed. To the knowledge of Seller, no payments of cash or other consideration have been made to any person, entity or government by any agent, employee, officer, director, shareholder or other person or entity on behalf of Seller which were unlawful under the laws of the United States or any state or other Governmental Authority.

         4.16     Real Property.

                  (a) Section 4.16 of the Disclosure Statement sets forth a correct and complete list of all real property (i) owned by Seller and used primarily in the Princeton Business (the "Owned Property"), and (ii) leased by Seller and used primarily in the Princeton Business (the "Leased Property"). Seller has good and marketable title to the Owned Property free and clear of all Liens, other than (i) those reflected in any title insurance policies listed in
Section 4.16 of the Disclosure Statement (true and correct copies of which have been made available to Buyer by Seller); (ii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters and Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used; (iii) taxes and general and special assessments not in default and payable without penalty or interest and which are accrued on the Closing Balance Sheet in accordance with Closing GAAP; and (iv) Liens disclosed in Section 4.16 of the Disclosure Statement. Except as set forth in Section 4.16 to the Disclosure Statement, there are no leases, contracts, options or agreements relating to or affecting the Owned Property to which Seller is a party or by which Seller (with respect to the Owned Property) is bound or affected, except those which are terminable on notice of 90 days or less without liability, premium or penalty.

                  (b) Except as set forth in Section 4.16 of the Disclosure Statement, there are no conditions on the Owned Property or the Leased Property (including, without limitation, all buildings, systems, fixtures, structures and improvements thereon) which (i) constitute a material health or safety hazard, or (ii) materially reduce the value of any portion of the Owned Property or the Leased Property to a prospective buyer with knowledge of the condition. All buildings, systems, fixtures, structures and improvements leased or used by Seller (in connection with the Princeton Business) are in working order and are adequate in condition, quality and quantity for the normal operation of the Princeton Business as presently conducted. Seller (with respect to Owned or Leased Properties) possesses easements and rights, including without limitation, easements for all utilities, services, roadways, and other means of ingress and egress, necessary to conduct the Princeton Business as presently conducted. The Owned Property and the Leased Property comply in all material respects and are being operated in all material respects in compliance with all applicable covenants, conditions and restrictions of record.

                  (c) Neither the whole or any portion of the Owned Property or the Leased Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon Seller (with respect to Owned or Leased Properties used primarily by the Princeton Business) and, to the knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated. To the knowledge of Seller, there are no proposed actions by any governmental agencies or authorities which have or may create a Lien on the Owned Property or the Leased Property or any portion thereof. Except as reserved on the Financial Statements or on the Closing Balance Sheet, there are no unpaid charges for special assessments on any of the Owned Property. No public improvements have been commenced and, to the knowledge of Seller, there are no public improvements planned which have resulted or may reasonably be expected to result in special assessments against or otherwise adversely affect the use of any of the Owned Property. No governmental agency has issued any work order, and there are no outstanding court orders, requiring repairs, alterations or corrections of any condition on the Owned Property which are material in nature or amount. Seller (with respect to Owned or Leased Properties) has not received nor does Seller
(with respect to Owned or Leased Properties) have knowledge of any written notice from any department or division of federal, state or local government relating to any violation of any fire, zoning, building, health or other statute code, regulation or ordinance or other governmental rule with respect to the Owned Property or Leased Property that has not previously been corrected other than a violation which will not have a material adverse effect on the Princeton Business.

                  (d) Section 4.16 of the Disclosure Statement sets forth (i) a true and correct summary of capital expenditures made with respect to the Princeton Business for fiscal year 1999 and for the four-month period ending April 30, 2000, and (ii) a true and correct summary of budgeted capital expenditures for fiscal year 2000 for the Princeton Business.

         4.17 Patents and Trademarks. Seller has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are necessary for use in connection with the Princeton Business (individually, an "Intellectual Property Right," and collectively, the "Intellectual Property Rights"); provided, however, that with respect to Intellectual Property Rights relating to products or components supplied to Seller by third party vendors, Seller represents and warrants only that, except as set forth in Section 4.17 of the Disclosure Statement, Seller has been granted the right to use such products or components by the respective vendors and that Seller has no knowledge that the use of such products and/or components infringes on the rights of any person or entity. Seller has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are currently being used in connection with the Princeton Business; provided, however, that Seller makes no representation as to its ownership of the name "Piggyback" other than in connection with truck mounted forklifts. Section 4.17 of the Disclosure Statement sets forth a list of all material inventions which are the subject of issued letters patent or applications therefor and all material trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use by Seller in connection with the Princeton Business (collectively, the "Patent Rights"). Section 4.17 of the Disclosure Statement also lists all other items comprising the Intellectual Property Rights. Except as set forth in Section 4.17 of the Disclosure Statement, Seller in connection with its operation of the Princeton Business (a) is not a defendant in any claim, suit, action or proceeding relating to their respective businesses which involves a claim of infringement of any patents, trademarks or service marks, and (b) has no knowledge of any existing infringement by another person of any of the material Intellectual Property Rights. Except as disclosed in Section 4.17 of the Disclosure Statement, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller (in connection with the operation of the Princeton
Business) or restricting the licensing thereof by Seller to any person in any material respect.

         4.18 Environmental Matters. Except as described in Section 4.18 of the Disclosure Statement, (a) to the knowledge of Seller, Seller in connection with its operation of the Princeton Business has made all filings and possesses all permits, licenses, other authorizations, registrations and other governmental consents material to its business ("Environmental Permits") which are required under any applicable Environmental Laws (as defined in this Section 4.18) and all such Environmental Permits are in full force and effect; (b) to the knowledge of Seller, there is no condition with respect to any of the Princeton Assets which would reasonably be expected to subject Buyer to fines, penalties or enforcement actions due to violations of Environmental Laws or Environmental Permits or which would reasonably be expected to result in a material liability to Buyer under any requirements of Environmental Laws or Environmental Permits;
(c) there are currently no lawsuits, orders, consent decrees, administrative enforcement actions, environmental cleanup proceedings or written notices of violation pending or, to the knowledge of Seller, threatened, with respect to compliance or in connection with Environmental Laws affecting the Princeton Assets; (d) the operation of the Princeton Business by Seller is, and within applicable statutes of limitation, has been in compliance in all material respects with applicable Environmental Laws; and (e) to the knowledge of Seller, there are no Hazardous Materials (as defined in this Section 4.18) located in, at, on, from or under the Owned Real Property or Leased Real Property that would reasonably likely result in material liabilities of, or material losses, material damages or material costs to Seller under any Environmental Law.
Section 4.18 of the Disclosure Statement lists all environmental audits, inspections, assessments, investigations or similar reports in the possession of Seller or of which Seller is aware relating to Owned Real Property, Leased Real Property or any other assets of the Princeton Business.

                  The term "Environmental Law" or "Environmental Laws," as used in this Agreement, means all foreign, federal, state and local laws, including statutes, rules, regulations, and governmental orders and all applicable common law relating to the discharge, release, emission, dispersal, spilling, leaking, dumping or migration of Hazardous Materials or otherwise relating to the protection of the environment, the management of Hazardous Materials or the protection of employee health including, but not limited to, the Solid Waste Disposal Act, the Clean Air Act, the Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive, Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act (all as the same may have been amended and as in effect from time to time through the Closing).

                  The term "Hazardous Materials," as used in this Agreement, means all hazardous or toxic substances, chemicals, liquids, gases, vapors, fill, soils, wastes and materials; any pollutants, particulate matter, effluents, emissions, or contaminants which are toxic or hazardous (including, without limitation, petroleum products and asbestos); and any other similar substances or materials which are regulated under Environmental Laws.

         4.19 Inventory. The inventory of Seller in connection with the operation of the Princeton Business is of a quality and quantity usable in the ordinary course of business of Princeton, and none of which is obsolete, below standard quality, damaged or defective, subject only to the reserve for inventory write down set forth in the 1999 Financial Statements or the Interim Balance Sheet (as adjusted for the passage of time) through the Closing Time in accordance with GAAP and in accordance with Seller's past practice. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of Seller (maintained with respect to the Princeton Business) at the lower of cost or market in accordance with GAAP consistently applied. Section 4.19 of the Disclosure Statement sets forth a summary of the inventory valuation principles used by Seller in connection with the Princeton Business.

         4.20 Receivables. All receivables of Seller in connection with its operation of the Princeton Business which are reflected on the Financial Statements and those existing as of the Closing Time represent valid claims from bona fide, arm's length sales of goods and services actually made by Seller in the ordinary course of business. To the knowledge of Seller, all such accounts and notes receivable are collectable (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof (net of reserves on the 1999 Financial Statements and Interim Balance Sheet, as adjusted for the passage of time through the Closing Time in accordance with GAAP and the past practice of Seller.

         4.21 Brokers and Finders. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated herein.

         4.22 Disclaimer. BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY SET FORTH IN THIS ARTICLE 4, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. IN ANY EVENT, SELLER MAKES NO IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING SO SOLD, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

         4.23 Certain Transactions. Except as set forth in Section 4.23 of the Disclosure Statement, Seller (with respect to the Princeton Business) does not owe any amount to, nor does it have any outstanding contract with or commitment to, any of the shareholders, directors, officers, employees or consultants of Seller (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such person owes any amount to Seller with respect to the Princeton Business.

         4.24 Books and Records. The books and financial records of the Princeton Business are complete and correct in all material respects and since the date of the 1999 Closing have been maintained in all material respects in accordance with applicable sound business practices, laws and other requirements.

         4.25 Year 2000 Compliance. To the knowledge of Seller, except as set forth in Section 4.25 of the Disclosure Statement, all software, computer, communications, electronic or other hardware or equipment, including any imbedded software or firmware, used in the Princeton Business (collectively, "Year 2000 Assets") correctly recognize, calculate, sort, store, display and otherwise process data involving dates prior to, during and after the Year 2000 A.D. and the operation and functionality of the Year 2000 Assets was and is in no way adversely affected by the occurrence or passing of the calendar date January 1, 2000.

         4.26 Product Warranty. Section 4.26 of the Disclosure Statement sets forth a description of all warranties provided by Seller with respect to the Princeton Business and a statement of the aggregate cost of remedying all warranty claims made by customers of Princeton for the year ending December 31,

1999, together with a summary of outstanding warranty claims as of April 30, 2000, which summary indicates the product involved, the type of claims and the estimated cost of remedying the claims. Except as set forth in Section 4.26 of the Disclosure Statement, there are no outstanding warranty claims with respect to Princeton and Seller has no notice or knowledge of threatened or potential warranty claims other than those arising in the ordinary course since the date of the Interim Balance Sheet which are usual in nature and amount.

         4.27 Sufficient Assets. There are no assets (including, without limitation, leases and licenses) used in the Princeton Business which (a) are material to the operation of the Princeton Business as presently conducted and
(b) are not included in the Princeton Assets transferred to Buyer hereunder.

         4.28 Insurance. Section 4.28 of the Disclosure Statement sets forth a list and brief description of all policies or binders of fire, liability (including, without limitation, products liability), workers compensation, vehicular, title and other insurance held by or on behalf of Seller with respect to the Princeton Business. With respect to each such binder or policy so listed,
Section 4.28 of the Disclosure Statement also lists the limits, deductibles, and term of coverage. Such policies and binders are outstanding and in full force and effect. Seller is not in default in any material respect under any such policy or binder so listed and, to the knowledge of Seller, no event has occurred or exists which, with or without the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller under such policy or binder. Seller has not received any notice of cancellation or nonrenewal of, or disallowance of any claim under, any such policy or binder.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

         5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

         5.2 Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of incorporation or by-laws of Buyer; (b) conflict with, or result in the breach of, termination of, or give rise to any lien or constitute a default under, any material agreement, understanding or commitment to which Buyer is a party or by which Buyer is bound; (c) constitute a violation of any law, regulation, rule, judgment or decree applicable to Buyer; or other than violations, conflicts, breaches, terminations, accelerations, defaults and creations specified in the foregoing clauses (b) and (c) of this sentence which will not, individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. No consent, approval or authorization of any Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement except the Regulatory Filings or as set forth in
Section 5.3 of the disclosure statement prepared by Buyer and attached hereto ("Buyer's Disclosure Statement").

         5.4 Litigation. There is no suit, litigation, proceeding or governmental action pending, or to the knowledge of Buyer, threatened, or any order, injunction or decree outstanding, against Buyer that, if adversely determined, would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5      Reserved.

         5.6 Financing. Buyer has available to it all funds necessary to pay the Princeton Purchase Price and related fees and expenses, and has the financial capacity to perform all of its other obligations under this Agreement.

         5.7 Brokers or Finders. Neither the Buyer nor any of its subsidiaries or Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transaction contemplated herein.

                                    ARTICLE 6

                        FURTHER AGREEMENTS OF THE PARTIES

         6.1 Conduct of the Princeton Business Pending Closing. Except as contemplated by this Agreement, from the date hereof until the Closing, except as approved in writing by Buyer, Seller covenants and agrees that:

                  (a) Seller shall operate the Princeton Business in the ordinary course and consistent with Seller's past practice, as reflected on the Financial Statements.

                  (b) Except as contractually required by any employment arrangement listed in Section 4.13 of the Disclosure Statement and other than in connection with actions generally taken by Seller with respect to all of its operations and consistent with Seller's past practice, Seller will not (i) grant or agree to grant any (A) bonus to any employee of Seller working primarily in the Princeton Business, (B) general increase in the rates of salaries or compensation of the employees of Seller working primarily in the Princeton Business, or (C) specific increase to any employee of Seller working primarily in the Princeton Business, except such as are in accordance with regularly scheduled periodic increases, or (ii) provide for any new pension, retirement, severance, retention or other employment benefits to any of the employees of Seller working primarily in the Princeton Business or any increase in any existing benefits.

                  (c) Seller will use reasonable efforts to maintain and preserve intact the Princeton Business, to keep available the services of the present employees of Seller working primarily in the Princeton Business and to maintain Princeton's relationships with customers, suppliers and others having business relationships with Princeton.

                  (d) Seller shall not sell, assign or license with respect to, or dispose of, any material assets or properties of the Princeton Business, tangible or intangible, or incur any material liabilities in connection with the Princeton Business, except for sales and dispositions made or liabilities incurred, including the creation of purchase money security interests, in the ordinary course; provided, that nothing herein shall preclude Seller from using its existing borrowing or credit facilities in a manner consistent with past practice since owned by Seller.

                  (e) With respect to the Princeton Business, Seller shall not:

                         (i) create,  incur,  or assume any debt,  liability  or
                    obligation for borrowed money, direct or indirect, whether accrued, absolute, contingent, or otherwise, relating to the Princeton Business, other than under existing lines of credit or in the ordinary course of business consistent with Seller's past practice in the case of the Princeton Business;

                         (ii) waive or  release  any  rights of  material  value
                    relating to the Princeton Business;

                         (iii) transfer, sell or otherwise convey any of the assets of the Princeton Business, other than sales of products to customers and dispositions of immaterial or obsolete assets, in each case, in the ordinary course of business consistent with Seller's past practice;

                         (iv) enter into or terminate  any  material  lease with
                    respect to the Princeton Business, or make any change in any material leases, other than in the ordinary course of business consistent with Seller's past practice;

                         (v) become  obligated to make any capital  expenditures
                    relating to the Princeton Business or enter into any commitments therefor, except for capital expenditures not exceeding $100,000 for any one commitment or series of related commitments made in the ordinary course of business consistent with Seller's past practice;

                         (vi) transfer, terminate or permit the lapse of or fail
                    to pay any fee that becomes due with respect to any of the Intellectual Property Rights;

                         (vii) accelerate or delay the manufacture,  shipment or
                    sale of inventory, the collection of accounts receivable or notes receivable or the payment of accounts or notes payable, sell any accounts receivable or take any action outside the ordinary course of business if such acceleration, delay or other action is intended to artificially increase the amount of cash in the Princeton

                    Business or artificially increase Princeton Net Asset Value as calculated from the Closing Balance Sheet;

                         (viii) enter into any product distribution, sales representative, sales agency, supplier or sub-supplier agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld; or

                         (ix) agree or otherwise commit to take any of the actions referred to in subsections (i)-(viii) above.

         6.2      Access/Schedule Update.

                  (a) From the date of this Agreement until the Closing, Seller will at reasonable times and upon reasonable notice, furnish Buyer with access to or copies of such financial and operating data and such other information relating to Princeton as Buyer may from time to time reasonably request. In addition, from the date of this Agreement until the Closing, Seller shall permit representatives of Buyer to have access at reasonable times and upon reasonable notice to the Princeton Assets, the Owned Property, the Leased Property, and the facilities and key employees of Princeton. Prior to the Closing, Buyer shall have the right to complete, at the sole cost and expense of Buyer, Phase I environmental studies on each parcel of Owned Property and Leased Property. Buyer shall deliver to Seller a copy of any Phase I or other third party report prepared in connection with any such environmental investigation; provided, however, that no such Phase I or other environmental review by Buyer will involve sampling, Phase II testing or invasive investigatory work without the prior written consent of Seller, which consent shall not be unreasonably withheld (it being agreed that it shall not be unreasonable for Seller to withhold consent with respect to a particular property if the findings contained in any Phase I testing at such property are not materially different in any adverse respect from findings contained in any report or reports for such property listed in Section 4.18 of the Disclosure Statement). Buyer will treat any environmental review of the Owned Real Property or Leased Real Property as confidential information, unless otherwise required by law. Any disclosure whatsoever during any investigation by or on behalf of Buyer shall not constitute an enlargement of or additional representations or warranties of Seller beyond those specifically set forth in Article 4. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement referenced in Section 6.8. Buyer's rights under this Section 6.2 to perform environmental testing is subject to the condition that the inspections and testing to be conducted shall not (i) unreasonably interfere with the business operations of Seller, (ii) damage any asset or property used in connection with the Princeton Business, and (iii) cause Seller to be in material breach of any lease or other agreement relating to any of the Owned Property or Leased Property; provided, however, that Seller shall not be deemed to have breached any representation or warranty, herein to the extent that such breach was caused by Buyer's actions under this Section 6.2.

                  (b) Within 10 days following the execution of this Agreement, Seller shall provide Buyer with written updates of Sections 4.1, 4.11, 4.13 and
4.14 of the Disclosure Statement; provided, however, that no such update shall relieve Seller from liability to Buyer for any losses or diminution in value suffered by Buyer in connection with the matters disclosed therein to the extent that the failure to disclose such matters in the first instance results in a breach of a representation or warranty of the Sellers, except to the extent (i) such matter is reserved for on the Closing Balance Sheet or (ii) either (A) such matter does not constitute an adverse change or a liability and, accordingly, no reserve is appropriate or (B) such matter is an Excluded Liability.

         6.3 Best Efforts; Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (a) use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein, including under the HSR Act; (b) use its best efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) use its best efforts to fulfill or obtain the fulfillment of all other conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered. Buyer agrees to make all filings required to be made by it under the HSR Act no later than 5 business days after the date hereof.

         6.4 Expenses. Except as otherwise specifically provided in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall bear its own expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

         6.5 Publicity. Buyer shall consult with Seller, and Seller shall consult with Buyer, before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law, will not issue any such press release without the prior written consent of Seller or Buyer, as the case may be. If Buyer or Seller is so required to issue such press release, it shall use its best efforts to inform Seller or Buyer, as the case may be, prior thereto and to consult with such party as to the contents thereof, and the contents thereof shall be reasonably acceptable to Seller or the Buyer, as the case may be.

         6.6 Transfer Taxes. Any sales, stock transfer taxes, real property transfer taxes, personal property transfer taxes, real property conveyance taxes (other than income taxes) or other like taxes or recording fees payable in connection with the sale of the Princeton Assets shall be paid one-half by Buyer and one-half by Seller. If any Tax Returns or other documents are required to be filed in a jurisdiction with respect to any of the foregoing, then as between Buyer and Seller, the party responsible for preparing such Tax Returns or other documents under the laws of such jurisdiction shall be responsible for the filing thereof.

         6.7 Preservation of Records. Buyer agrees that it shall, at its own expense, preserve and keep the records of Princeton delivered to it pursuant to this Agreement for a period of seven years from the Closing Date, or, if requested by Seller, for any longer periods as may be required by any government agency or ongoing litigation, and shall make such records available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claim, legal proceeding, environmental matter or governmental investigation relating to Seller. In the event Buyer wishes to destroy such records after that time, it shall first give 60 days' prior written notice to Seller, and Seller shall have the right at its option and expense to take possession of the records within 90 days thereafter.

         6.8 Confidentiality. The letter agreement, dated as of February 16, 2000, between Seller and Buyer (the "Confidentiality Agreement") is hereby incorporated by reference herein in its entirety and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement (other than provisions therein dealing with information and other matters concerning Seller and not Princeton, which provisions shall continue in full force and effect) and the obligations of Buyer under this Section 6.8 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

         6.9      Cash at Closing

                  (a) Seller shall be entitled, prior to the Closing Time, to collect and retain or cause to be collected and retained the proceeds of all items received in any bank account of Seller relating to the Princeton Business (collectively, the "Bank Accounts") or otherwise in respect of Seller relating to the Princeton Business (including the amount of any checks received by Seller relating to the Princeton Business), and all other cash on hand, through the close of business on the day immediately preceding the Closing Date (the "Pre-Closing Cash"); provided, however, that Seller may at its option not collect but leave in any of the Bank Accounts or other locations of Seller relating to the Princeton Business all or any portion of the Pre-Closing Cash, and the aggregate amount of such uncollected Pre-Closing Cash, calculated, in the case of foreign cash, at the exchange rate at the close of business on the business day immediately preceding the Closing Date as reported in The Wall Street Journal, shall be paid to Seller together with and in the same manner as the Princeton Purchase Price. If after the Closing Time it is determined by mutual agreement of the parties that the amount of Pre-Closing Cash is greater or less than the sum of the amount, if any, that was collected by Seller and the amount, if any, that was uncollected and paid together with the Princeton Purchase Price, Buyer shall pay Seller or Seller shall pay Buyer, as applicable, the difference between the two amounts promptly after such determination (but in no event shall such payment be made later than five business days after the determination is made). If the parties disagree as to whether a payment must be made pursuant to this Section 6.9(a), or if the parties disagree as to the amount of such payment, then such dispute shall be submitted to the Arbitrator. Such submission shall be made at the same time a dispute is submitted to the Arbitrator pursuant to Section 2.3(c) or if no dispute is submitted to the Arbitrator pursuant to Section 2.3(c), then any submission pursuant to this Section shall be made within five days after the expiration of the 30-day period referenced in the first sentence of Section 2.3(c). The Arbitrator shall render a decision resolving the matter within 30 days after its receipt of such submission. The Arbitrator's decision on the matter shall be final and binding on the parties absent manifest error. The cost of any arbitration pursuant to this Section 6.9(a) shall be borne 50% by Buyer and 50% by Seller.

                  (b) All intercompany accounts and intercompany notes between Seller or any of Seller's Affiliates, on the one hand, and Princeton, on the other hand, shall be canceled as of the Closing Time, except for amounts payable with respect to goods provided by Seller or any of its Affiliates to Princeton in the ordinary course of business and listed in Section 6.9(b) of the Disclosure Statement.

         6.10     Employment and Employee Benefit Issues.

                  (a) Section 6.10(a)(i) of the Disclosure Statement sets forth a complete list of all salaried and hourly employees of Princeton as of the date hereof. With respect to the salaried and hourly employees of Princeton as of the Closing Time, other than any executive employee(s) set forth in Section 6.10(a)(ii) of the Disclosure Statement, Buyer shall offer employment to each such employee, commencing as of the Closing Time, at substantially the same wages that each such employee was receiving at such time from Princeton. With respect to any executive employee listed in Section 6.10(a)(ii) of the Disclosure Statement, if Buyer notifies Seller in writing of its intention not to hire such executive employee not less than 14 days prior to Closing, Seller will retain and assume and hold Buyer harmless from and against any and all liability with respect to such person's employment and any termination thereof, including any severance or termination claims of any nature. Buyer's offer of employment shall also include the benefits set forth in Section 6.10(a)(iii) of the Disclosure Statement. Nothing in this Agreement shall confer any third-party beneficiary right (actual or implied) upon any person or obligate Buyer to continue to employ any person for any specified period of time for any specified salary, wages or benefits after the Closing Time. Buyer acknowledges and agrees that Seller makes no representation or warranty that any of the employees will accept employment with Buyer and the acceptance by employees of offers of employment with Buyer shall not constitute a condition to Buyer's obligation to complete the transactions contemplated by this Agreement. Those employees who accept employment as of the Closing Time or thereafter, are hereinafter referred to collectively as the "Transferred Employees." Buyer agrees that, if during the period of sixty (60) days after the Closing Time, it causes any of the Transferred Employees (including those on leave, disability or workers compensation) to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101-2109, and related regulations (the "WARN Act"), and if such action could create any liability for Seller, then Buyer will either (i) deliver notices under the WARN Act in such a manner and at such a time that Seller bears no liability with respect thereto or
(ii) indemnify and hold Seller harmless for any liability under the WARN Act which may be created as a result thereof.

                  (b) As of the Closing Time, the Transferred Employees shall cease to participate in the employee benefit plans, programs, policies and arrangements sponsored or maintained by Seller (the "Terex Plans") and shall be entitled to participate in the employee benefit plans, programs, policies and arrangements sponsored or maintained by Buyer ("Buyer's Plans"). Periods of employment with Seller (including periods of employment with any other employer, to the extent recognized under Seller Plans) immediately prior to the Closing Time, shall be taken into account for purposes of determining, as applicable, eligibility and vesting under Buyer's Plans. Buyer shall be responsible for all accrued vacation time of Transferred Employees the employment of whom may be deemed terminated by reasons of the transactions contemplated by the terms of this Agreement, provided that such accrued vacation time is accrued on the Closing Balance Sheet in accordance with Closing GAAP.

                         (i) Without  limiting the  generality of the foregoing,
                    Buyer shall cause Buyer's medical and prescription drug, dental, life insurance, disability and other health plans to immediately, and without any waiting period, but subject to any premium payment generally required of all employees of the Buyer under Buyer's Plans, be available to cover each Transferred Employee (and his or her eligible dependents) as of the Closing Time, and cause such plans to waive any limitation of coverage of Transferred Employees (and their eligible dependents) due to pre-existing conditions. Any claims incurred with regard to any Transferred Employees before or on the Closing Time and which are covered under Seller Plans shall be payable under the terms of the Seller Plans. All claims incurred after the Closing Time with regard to any Transferred Employees and which are covered under the Buyer's Plans shall be payable under the terms of the applicable plan of Buyer.

                         (ii) Buyer  shall  assume all  liabilities  for accrued
                    wages in respect of the Transferred Employees whether arising before or after the Closing Time, provided that such wages are accrued on the Closing Balance Sheet in accordance with Closing GAAP.

                  (c) For purposes of the COBRA continuation of coverage provisions set forth in Section 4980B(f) of the Internal Revenue Code and Sections 601 through 608 of ERISA, and the regulations promulgated thereunder (the "COBRA Provisions"), the Transferred Employees shall be considered to have experienced an employment termination with Seller as of the Closing Time. It is the understanding and intention of Seller and Buyer that no group health plans maintained by Buyer shall constitute a successor plan to any of Seller's group health plans, that Buyer is not a successor employer with respect to any of Seller's group health plans, that Seller is not a predecessor employer with respect to Buyer's group health plans within the meaning of the COBRA Provisions and that neither Buyer nor Buyer's group health plans shall have any obligations to any employee or former employees of Seller under the COBRA Provisions. It is the further understanding and intention of Seller and Buyer, however, that the group health plan coverage to be provided to the Transferred Employees of Buyer shall be coverage that, pursuant to Section 602(2)(D)(i) of ERISA, terminates any rights to continuation coverage under the COBRA Provisions if a Transferred Employee (and eligible dependents) actually becomes covered under Buyer's health plan.

                  (d) As soon as reasonably practicable after the Closing Time, Seller shall cause to be transferred from the Terex Corporation and Affiliates' 401(k) Retirement Savings Plan (the "Seller 401k Plan") to the 401(k) Plan sponsored by Buyer (the "Buyer's 401k Plan") an amount in cash equal to the aggregate account balances of all participants in the Seller 401k Plan who are Transferred Employees, except that all outstanding promissory notes reflecting participant loans from Seller 401k Plan participants shall be transferred in kind. Seller and Buyer agree to cooperate fully with respect to any governmental filing, including but not limited to, the filing of any Internal Revenue Service Form 5310A reporting obligations and information necessary to effect the transactions contemplated herein.

                  (e) Buyer shall not assume any of Seller's "employee benefit plans" (as defined in ERISA section 3(3)) or fringe benefit plans (including cafeteria plans established under Code section 125) maintained by Seller, or any liabilities thereunder. In addition, Buyer shall not assume any severance pay claims, agreements or arrangements maintained or offered by Seller to its employees or any liabilities thereunder.

         6.11     Reserved.

         6.12     Litigation Support; Records Retention; Transitional Services.

                  (a) In the event and for so long as any party is actively investigating, contesting, defending against or prosecuting any charge, complaint, action, suit, contract appeal, proceeding, hearing, investigation, claim, demand or audit (including routine audits and contract close-outs) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Princeton Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense.

                  (b) Seller and Buyer agree that Buyer will purchase substantially all of the property used in the Princeton Business, and in connection therewith Buyer will offer employment to individuals who immediately before the Closing Time were employed in such trade or Princeton Business by Seller. Accordingly, provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the day immediately preceding the Closing Date, Buyer will furnish any and all forms required by any Governmental Entity, including without limitation, a Form W-2 and a Form T-4 to each employee employed by Buyer who had been employed by Seller, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller will be relieved of the responsibility to do so.

                  (c) Buyer will maintain all original books, records, files, documents, papers and agreements pertaining to the Princeton Assets, the Assumed Princeton Liabilities or otherwise relating to the Princeton Business as conducted before the Closing Time for at least seven years following the Closing Date or such longer period as may be required by Law. Seller agrees to maintain all original books, records, files, documents, papers and agreements relating to any of the Princeton Assets which are not included in the Princeton Assets for at least seven years following the Closing Date or such longer period as may be required by Law. Seller and Buyer agree that before destroying or discarding any materials required to be retained pursuant to this Section 6.12(c), it will notify the other in writing (which notice will include a description of the materials to be destroyed or discarded) and such other party may, at its expense, remove or make copies of such materials within 90 days following the date of such written notice. In the event the other party has not removed such materials within such 90-day period, the party desiring to destroy or discard such materials may proceed with such action without any liability to the other.

                  (d) Subject to the provisions of Section 6.12(e), after the Closing Time, the parties will each provide reasonable assistance and cooperation to the other upon request in connection with such matters relating to the pre-closing operations of the Princeton Business as:

                         (i) the completion and delivery to Seller of the financial statements and the general ledger of the Princeton Business as of the day immediately preceding the Closing Date;

                         (ii) the  preparation  of  quarterly,  semi-annual  and
                    annual reports required to be prepared by Seller or Buyer, as the case may be (either by Law or in accordance with the Seller's or Buyer's internal reporting systems and procedures), in connection with the operation of the Princeton Business prior to the Closing Time and with the transactions provided for herein;

                         (iii) the  preparation  of audit  information  packages
                    required to be prepared by Seller or Buyer (either by Law or in accordance with Seller's or Buyer's internal reporting systems and procedures) in connection with the operation of the Princeton Business prior to the Closing Time, the transactions provided for in this Agreement and the parties' year-end financial audits; and

                         (iv) such other assistance as Seller or Buyer may reasonably request incidental to the orderly transfer of the Princeton Business and the Princeton Assets to Buyer.

                  (e) All requests for assistance and cooperation under Section 6.12(d) will be made during normal business hours and with adequate lead time so as to not impose any unreasonable burden upon the party receiving the request or to unreasonably interfere with the conduct of business by such party. The parties acknowledge that the assistance and cooperation to be provided hereunder is merely an accommodation and that the providing party will have no liability with respect to any information or assistance provided hereunder. The requesting party further agrees to hold the party receiving the request harmless from and against any and all liabilities and losses with respect to such information or assistance provided hereunder. In the event either party reasonably deems in good faith any requested cooperation to be unduly burdensome, such party may offer the requesting party reasonable access to such information as the requesting party may need to complete any required task in lieu of performing any services for such party.

         6.13 Signage and Labels. Buyer will remove the name "Terex" and any and all derivations thereof from all exterior signs located at the Owned Property and the Leased Property as soon as practicable but in any event within two months after the Closing Date. Buyer may use the name "Terex Princeton" on finished goods inventory which constitutes part of the Princeton Assets but will change or otherwise replace the stamps and dies bearing Seller's name as soon as reasonably practicable after the Closing Date, but in any event within three months of the Closing Date. Buyer may not use publicly any business records described in Section 1.3(b)(vi) without first removing therefrom, or obliterating all portrayals or references to, any of Seller's trade names, trademarks or service marks or other intangible property contained in such records, unless Seller consents in writing to such usage as soon as practicable after the Closing Date and in any event within one month after the Closing Date.

         6.14 Notices and Consents. Seller shall, prior to the Closing Time, give all notices to third parties and use reasonable efforts at its expense to obtain all third party consents, novations and waivers that are required to be obtained by Seller in connection with the transactions contemplated by this Agreement. Buyer agrees to cooperate with Seller in its efforts to obtain such third party consents and where necessary will give or procure the giving of security to a contracting third party in order to obtain such approval, consent, novation or waiver.

         6.15 Noncompetition. During the Noncompetition Period (as defined in this Section 6.15), neither Seller nor any Affiliate of Seller shall, directly or indirectly, (a) engage as a manufacturer, seller, distributor or marketer of self-propelled, truck mounted forklifts anywhere in the world (the "Competitive Business") or (b) induce, solicit, aid or assist any other person to induce or solicit employees, customers or suppliers of the Princeton Business to terminate, curtail or otherwise limit their employment or other business relationships with the Princeton Business, except for general solicitations for employment that are not intended or designed to specifically target employees of the Princeton Business; provided however, that notwithstanding the foregoing:

                  (x) as long as neither the personnel nor the distribution network of Seller or any Affiliate of Seller becomes involved with any product line which constitutes a Competitive Business, then Seller and each Affiliate of Seller may make or thereafter maintain a less than 50% investment in any business as long as the assets used in the portion of such business which constitutes a Competitive Business, if any, have an aggregate value that is less than 20% of the total value of the assets or revenues of such business;

                  (y) as long as the distribution network of Seller or any Affiliate of Seller does not become directly involved with any product line which constitutes a Competitive Business, then Seller and each Affiliate of Seller may make or thereafter maintain a controlling investment in any business as long as the assets used in any portion of such business which constitutes a Competitive Business have an aggregate value which is less than 20% of the total value of the assets or revenues of such business, provided that if any such investment occurs within the first three years after the Closing Time (two years after the Closing Time in the case of an action by Buyer to enforce the provisions of this Section 6.15 in any court in Ireland), Seller shall, in a commercially reasonable manner, promptly thereafter diligently pursue the divestiture of that portion of such business which constitutes a Competitive Business; and

                  (z) as long as the distribution network of Seller or any Affiliate of Seller does not become directly involved with any product line which constitutes a Competitive Business, then Seller and each Affiliate of Seller may make an acquisition of assets as long as the portion of the acquired assets which is used in carrying on the Competitive Business, if any, has an aggregate value which is less than 20% of the total value of the assets or revenues acquired, provided that if any such acquisition occurs within the first three years after the Closing Time (two years after the Closing Time in the case of an action by Buyer to enforce the provisions of this Section 6.15 in any court in Ireland), Seller shall, in a commercially reasonable manner, promptly thereafter diligently pursue divestiture of that portion of the assets which are used in or otherwise constitute a Competitive Business.

                  The term "Noncompetition Period," as used in this Agreement, means the period of time beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, except in the case of an action by Buyer to enforce the provisions of this Section 6.15 in any court in Ireland, in which event the term "Noncompetition Period" for activities in Ireland shall mean the period of time beginning on the Closing Date and ending on the second anniversary of the Closing Date.

                  Seller acknowledges and agrees that irreparable injury to Buyer will result if Seller or any Affiliate of Seller breaches this Section
6.15 and that the remedy at law for the breach of any such covenant will be inadequate. Accordingly, if Seller or any Affiliate of Seller engages in an act in violation of this Section 6.15, Buyer shall be entitled, in addition to such other remedies and damages as may be available by law or under this Agreement, to injunctive relief to enforce the provisions of this Agreement.

         6.16 Account Debtors. From and after the Closing, Buyer shall have the right and authority to (a) endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness payable to Seller on account of any accounts receivable of the Princeton Business sold to Buyer hereunder and (b) deposit the same into Buyer's accounts. Seller shall promptly remit to Buyer all items and sums received by Seller after the Closing Time with respect to the accounts receivable of the Princeton Business sold to Buyer hereunder. From and after the Closing Time, Buyer shall promptly remit to Seller all items and sums received by Buyer on or after the Closing Time with respect to accounts receivable of the Princeton Business that constitute excluded assets pursuant to
Section 1.3(b)(ix).

         6.17 Delivery of Financial Statements. Prior to the Closing, Seller shall deliver to Buyer a true and correct copy of the income statement of the Princeton Business for the twelve month period ended December 31, 1999.

                                    ARTICLE 7

                             CONDITIONS OF CLOSING;
                         DOCUMENTS DELIVERED AT CLOSING

         7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the purchase of the Princeton Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

                  (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Time with the same force and effect as though made at and as of the Closing Time, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as at such date. For purposes of this Section 7.1(a), the representations and warranties of Seller in this Agreement shall be true and correct in all material respects unless the facts, events or circumstances giving rise to any untruths or inaccuracies in such representations or warranties have the same effect as a Material Adverse Effect (as defined in Section 11.9);

                  (b) Seller shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

                  (c) Buyer shall have been furnished with a certificate, dated the Closing Date, of the President or a Vice President of Seller certifying that the conditions specified in Sections 7.1(a), 7.1(b), 7.1(d) and 7.1(1) have been satisfied;

                  (d) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (e) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal;

                  (f) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                  (g) Seller shall have executed and delivered to Buyer the documents identified in Section 7.3 hereof;

                  (h) Seller shall have delivered or provided Buyer with access to the Princeton Assets;

                  (i) Buyer shall have received evidence satisfactory to Buyer that Seller has obtained all third-party consents described in Section 4.4 of the Disclosure Statement;

                  (j) On the Closing Date, the other Truck Mounted Transactions (as defined in Section 11.9) shall have been consummated simultaneously herewith;

                  (k) Buyer's environmental due diligence shall not have indicated changes in the findings set forth in any of the environmental reports listed in Section 4.18 of the Disclosure Statement which, individually or in the aggregate, indicates liabilities and/or to the extent reasonably likely to occur, potential liabilities that constitute or can reasonably be expected to constitute a Material Adverse Effect; and

                  (l) Seller shall have executed and delivered to Buyer a guaranty in substantially the form of Exhibit B attached hereto.

         7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the sale of the Princeton Assets under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may waived by Seller:

                  (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and the Closing Time with the same effect as though made at and as of the Closing Time, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as at such date;

                  (b) Buyer shall have performed and complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (c) Seller shall have been furnished with a certificate, dated the Closing Date, of the President or any Vice President of Buyer certifying that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied;

                  (d) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (e) No statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated herein or makes such consummation illegal;

                  (f) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                  (g) Buyer shall have executed and delivered to Seller the documents identified in Section 7.3 hereof;

                  (h) Buyer shall have delivered the Princeton Purchase Price to Seller in accordance with Section 2.2 hereof;

                  (i) On the Closing Date, the other Truck Mounted Transactions shall have been consummated simultaneously herewith; and

                  (j) Buyer shall have caused the execution and delivery by Cargotec Holding Company, Inc. to Seller of a guaranty in substantially the form of Exhibit C attached hereto.

         7.3      Documents to be Delivered at Closing.

                  (a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following (all of which shall be in forms reasonably satisfactory to Buyer):

                         (i) bills of sale, assignments and assumptions of leases, assignments and assumptions of contracts, a limited warranty deed for the Owned Property, assignments of Intellectual Property and such other instruments of transfer and assignment of the Princeton Assets;

                         (ii) a copy of resolutions of the board of directors of
                    Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                         (iii) the certificate referred to in Section 7.1(c);

                         (iv) the Escrow Agreement;

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

                         (v) the  legal  opinion  of Eric I  Cohen,  counsel  to
                    Seller, dated the Closing Date and addressed to Buyer, covering the matters listed on Exhibit D attached hereto; and

                         (vi) such other documents,  instruments and writings as
                    Buyer may reasonably request in order to effectuate the transactions contemplated by this Agreement.

                  (b) At the Closing, Buyer shall deliver to Seller the following:

                         (i)  payment  of  the  Princeton   Purchase  Price  and
                    evidence of the wire transfer referred to in Section 2.2;

                         (ii)   instruments   of  assumption  of  the  Princeton
                    Liabilities   (collectively,   the   "Assumption")  in  form
                    reasonably satisfactory to the parties;

                         (iii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                         (iv) the certificate referred to in Section 7.2(c);

                         (v) the Escrow Agreement;

                         (vi) the legal opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to Buyer, dated the Closing Date and addressed to Seller, and covering the matters listed on Exhibit E attached hereto; and

                         (vii) any taxes and  recording and filing fees required
                    to be paid by Buyer pursuant to Section 6.6.

                                    ARTICLE 8

                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

         8.2 Termination Either by Seller or by Buyer. This Agreement may be terminated either by Seller or by Buyer if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         8.3      Other Grounds for Termination.

                  (a) This Agreement may be terminated by Buyer at any time prior to the Closing if the Closing shall not have occurred as a result of a breach by Seller of any representation, warranty, or covenant contained in this Agreement in any material respect; provided, that Buyer may not terminate this Agreement unless Buyer provides Seller with notice of such breach and Seller fails to cure such breach within 10 days of such notice. For purposes of this
Section 8.3, the representations, and warranties of Seller in this Agreement shall be true and correct or complied with in all material respects unless the facts, events or circumstances giving rise to any untruths or inaccuracies in such representations or warranties have the same effect as a Material Adverse Effect.

                  (b) This Agreement may be terminated by Seller at any time prior to the Closing if the Closing shall not have occurred as a result of a breach by Buyer of any representation, warranty or covenant contained in this Agreement in any material respect; provided, that Seller may not terminate this Agreement unless Seller provides Buyer with notice of such breach and Buyer fails to cure such breach within 10 days of such notice.

         8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
8.4 and except for the provisions of Sections 6.4, 6.5, 11.1, 11.2, 11.3, 11.4, 11.6, 11.8, 11.9, 11.11 and 11.12 and the Confidentiality Agreement referred to in Section 6.8. Moreover, in the event of termination of this Agreement pursuant to Section 8.3, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, reasonable attorneys' fees, or to pursue any remedy at law or in equity; provided, however, in no event shall any party be entitled to, and each party hereby unconditionally waives any right to seek, consequential damages for any Losses (as defined in Section 9.2(a)) that may arise under or as a result of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 9

                            SURVIVAL; INDEMNIFICATION

         9.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 9.1. All of the representations and warranties of Seller contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 22 months after the Closing Date, except that (a) the representations and warranties in Sections 4.2 and 4.7 shall have no expiration date; (b) the representations and warranties in Sections 4.10 and 4.14 shall survive until the applicable statute of limitations has run; and (c) the representations and warranties in Section 4.18 shall terminate upon the expiration of 50 months after the Closing Date; it being understood that in the event notice of any claim for indemnification under
Section 9.2(a) shall have been given (within the meaning of Section 11.6) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim only until such time as such claim is fully resolved. All of the representations and warranties of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of 22 months after the Closing Date; it being understood that in the event notice of any claim for indemnification under Section 9.3(a) shall have been given (within the meaning of Section 11.6) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim only until such time as such claim is finally resolved.

         9.2      Indemnification Provisions for Benefit of the Buyer.

                  (a) If the Closing shall occur and Seller breaches any of its representations, warranties (a breach is to be determined for purposes of this
Section 9.2 without regard to any "Material Adverse Effect" qualification contained in Article 7 and Article 8) or covenants contained in this Agreement and provided that Buyer, within any applicable survival period set forth in
Section 9.1, makes a written claim for indemnification against Seller setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then, subject to Sections 9.1 and 9.8, Seller shall indemnify, defend and hold Buyer harmless from and against any losses, expenses, costs, fees (including, without limitation, reasonable attorney's fees), damages, fines, penalties and other liabilities (collectively, "Losses") Buyer or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, the "Buyer Indemnified Parties"), suffer to the extent such Losses result from, arise out of or are caused by such breach. Claims related to breaches of the representations and warranties in Section 4.18 shall also be subject to Section 9.6.

                  (b) Without restriction as to time, Seller further agrees to jointly and severally indemnify, defend and hold Buyer Indemnified Parties harmless from and against the entirety of any Losses Buyer Indemnified Parties suffer to the extent such Losses are with respect to, result from, arise out of, or are caused by any of the Excluded Liabilities. The administration of claims with respect to Excluded Liabilities that fall under the definition of "Environmental Losses" (as defined in Section 9.6) shall also be subject to the terms of Section 9.6.

                  (c)      Reserved.

                  (d) Except as otherwise  provided in the last sentence of this
Section 9.2(d), Seller shall not have any obligation to indemnify Buyer Indemnified Parties from and against any Losses (i) until Buyer Combined Losses (as defined in Section 11.9) exceed $750,000, after which point Seller will be obligated to indemnify Buyer Indemnified Parties from and against only those additional Losses suffered by Buyer Indemnified Parties; or (ii) to the extent Sellers' Combined Indemnification Payments (as defined in Section 11.9) exceed an amount equal to $20,000,000 (excluding, for purposes of such calculation, all Section 6.15 Losses (as defined in Section 11.9) and all Teledyne Indemnified Losses (as defined in Section 11.9)), after which point Seller will have no obligation to indemnify Buyer Indemnified Parties from and against further
Losses in excess of such amount. Notwithstanding the foregoing, (A) this Agreement shall not limit Buyer's right to seek remedies at law to cause Seller to pay, perform and discharge any matters described in Section 9.2(b); (B) the $750,000 limitation and the $20,000,000 cap on recovery shall not apply to, or include, any Losses incurred with respect to any matters described in Section 9.2(b), all of which shall be paid by Seller without minimum recovery limitation or cap; and (C) the $20,000,000 cap on recovery shall not apply to, or include, any Losses incurred as a result of Seller's breach of any of the representations and warranties contained in Section 4.7 which shall be paid by Seller without cap.

                  (e) Notwithstanding the limitations described in Section 9.2(d), Seller further agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against, but only to the extent of the assets held in escrow pursuant to the Escrow Agreement, all Losses and other costs (including, without limitation, the cost of insurance deductibles and liability in excess of insurance limits) which (i) are not accrued on the Closing Balance Sheet, (ii) are not paid by insurance, and (iii) are incurred with respect to, result from, arise out of, or are caused by the operation of the Princeton Business prior to the Closing, including, without limitation, the following Losses: (y) Losses relating to products manufactured and sold by Seller prior to the Closing; and
(z) Losses based on liabilities or obligations of Seller under Environmental Laws, to the extent such Losses are based on conditions or occurrences that existed or occurred prior to the Closing.

                  (f) The assets held in escrow pursuant to the Escrow Agreement shall be used to satisfy Seller's indemnification obligations under this Article 9 in the following manner:

                         (i) With respect to  indemnification  claims made under
                    Section 9.2(a) or 9.2(b), Buyer shall be required to proceed first against the assets held in escrow pursuant to the Escrow Agreement, until such time as either (A) Seller has paid to Buyer Indemnified Parties, out of the assets held in escrow, the amount of Five Hundred Thousand U.S. Dollars ($500,000 U.S.) or (B) all assets held in escrow have otherwise been distributed pursuant to the terms of the Escrow Agreement.

                         (ii) With respect to claims made under Section  9.2(e),
                    Buyer's sole recourse shall be against the assets held in escrow pursuant to the Escrow Agreement.

                         (iii) After the occurrence of either condition described in subsections (A) and (B) of Section 9.2(f)(i), Buyer Indemnified Parties shall be entitled to proceed directly against Seller for all claims for indemnification under Section 9.2(a) or 9.2(b). Notwithstanding the foregoing, if Buyer's obligation under Section 9.2(f)(i) terminates by reason of the occurrence of the condition specified in subsection (A) of Section 9.2(f)(i), Buyer shall nevertheless have the right, but not the obligation, to proceed against assets held in escrow in connection with additional claims for indemnification under Section 9.2(a) or 9.2(b) until such time as all assets held in escrow have been distributed pursuant to the terms of the Escrow Agreement.

         9.3      Indemnification Provisions for Benefit of Seller.

                  (a) If the Closing shall occur and Buyer breaches any of its representations, warranties or covenants contained in this Agreement, and provided that Seller, within any applicable survival period set forth in Section 9.1, makes a written claim for indemnification against Buyer setting forth in reasonable detail the circumstances regarding the claim and, if ascertainable, an estimate of the amount thereof, then, subject to Section 9.3(c), Buyer agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any Losses Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives (collectively, "Seller Indemnified Parties"), suffer to the extent such Losses result from, arise out of or are caused by such breach.

                  (b) Without restriction as to time, Buyer further agrees to indemnify, defend and hold Seller Indemnified Parties harmless from and against the entirety of any Losses Seller Indemnified parties suffer to the extent such Losses are with respect to, result from or arise out of the Assumed Princeton Liabilities or Buyer's ownership or operation of the Princeton Assets after the Closing, except for those matters for which Buyer Indemnified Parties are entitled to indemnification under Section 9.2.

                  (c) Except as otherwise  provided in the last sentence of this
Section 9.3(c), Buyer shall not have any obligation to indemnify Seller Indemnified Parties from and against any Losses (i) until Seller Combined Losses (as defined in Section 11.9) exceed $750,000, after which point Buyer will be obligated to indemnify Seller Indemnified Parties from and against only those additional Losses suffered by Seller Indemnified Parties; or (ii) to the extent Buyers' Combined Indemnification Payments (as defined in Section 11.9) exceed an amount equal to $20,000,000 after which point Buyer will have no obligation to indemnify Seller Indemnified Parties from and against further Losses in excess of such amount. Notwithstanding the foregoing, (A) this Agreement shall not limit Seller's right to seek remedies at law to cause Buyer to pay, perform and discharge any of the Assumed Princeton Liabilities; (B) the $750,000 limitation and the cap on recovery shall not apply to, or include, any claim for indemnification under Section 9.3(b) hereof, which shall be paid by Buyer without minimum recovery limitation or cap; and (C) the $20,000,000 cap on recovery shall not apply to, or include, any Losses incurred as a result of the Buyer's breach of any of the representations and warranties contained in Section 5.2.

                  9.4 Matters Involving Third Parties. If any third party notifies any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 9, then the Indemnified Party will notify the Indemnifying Party thereof in writing promptly and in any event within 10 days after receiving any written notice from a third party stating the nature and basis of any claim made by the third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party reasonably concludes in good faith that the Indemnified Party has defenses available to it that may conflict with those of the Indemnifying Party), (iii) the Indemnified Party will not consent to the entry of a judgement or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgement with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). If the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate, and (a) the Indemnified Party will defend the matter with counsel of its choice reasonably satisfactory to the Indemnifying Party, (b) the Indemnifying Party may retain separate counsel at its sole cost and expense and (c) the Indemnified Party will not consent to the entry of a judgement or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably).

         9.5      Other Indemnification Matters.

                  (a) In no event shall any party hereto be liable for loss of profits or consequential damages hereunder.

                  (b) The right of recovery by Buyer Indemnified Parties or Seller Indemnified Parties with respect to any matter covered by this Article 9 shall be net of any insurance proceeds received by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, as a result of any Losses.

                  (c) Notwithstanding anything in this Agreement to the contrary, Seller shall not be responsible for any liability or obligation as a result of Buyer's failure, in connection with its operation of the Princeton Business, to comply with applicable law after the Closing even if the Princeton Business is owned and operated after the Closing in the manner owned and operated prior to the Closing, except to the extent that the manner of ownership or operation prior to the Closing constitutes a breach of a representation or warranty contained in this Agreement.

                  (d) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article 9, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnification claim.

         9.6      Environmental Matters.

                  (a) With respect to any Losses relating to the presence of, or any release of, Hazardous Materials at, on, in, upon, under, or from any of the Owned Property or Leased Property, or arising from, under or pursuant to violations of any Environmental Law, in any case, arising prior to the 1999 Closing (even if not asserted until after the Closing), for which Buyer seeks indemnity as an Excluded Liability or as a result of a breach of a representation or warranty under Section 4.18 in connection with the operation of the Princeton Business, the Owned Real Property or the Leased Real Property pursuant to Section 9.2 (for purposes of this Section 9.6, "Environmental Losses"), Buyer shall provide notice to Seller pursuant to Section 11.6 specifying in reasonable detail, to the extent known, the nature of the Environmental Losses and the estimated amount to remediate or respond to the condition giving rise to the Environmental Losses, to the extent it is then known (which estimate shall not be conclusive of the final amount of any Environmental Losses).

                  (b) Seller shall have the right to control and investigate, remediate, and/or resolve any condition giving rise to a claim or demand for indemnification by Buyer under this Agreement with respect to any Environmental Losses; provided, however, that Seller must consult with Buyer regarding such investigation, remediation or resolution and provided further that if after written notice and a reasonable opportunity to cure the Sellers do not exercise such right, Buyer may exercise such right. Seller and its employees, contractors, representatives and agents shall have reasonable access at reasonable times to the facilities for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring required to be performed by Seller, which may include intrusive investigations or remedial action, after the Closing Date or at any time thereafter; provided that if Seller requests such access then Seller shall provide Buyer with written notice of such request. The Sellers shall use all reasonable efforts to minimize disruption to Buyer's business as a result of conducting any such investigation or remediation.

                  (c) Buyer  shall use  reasonable  efforts  to  cooperate  with
Seller to minimize costs with respect to Environmental Losses. Nothing in this Agreement shall require Seller to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond the minimum required to comply with applicable Environmental Laws (including those measures required to be implemented by Governmental Authorities after reasonable opportunity to object to and/or appeal such requirement) and to permit the use of the Owned or Leased Property consistent with its current use; provided, however, that Buyer shall not be required to accept or execute, nor shall Seller or its agents seek or execute, any deed, well, soil, or water notice or restriction of any kind, or any other Lien, encumbrance, notice or restriction that may be imposed on or recorded against any of the Owned or Leased Property due to the presence of Hazardous Materials if doing so would, in Buyer's reasonable judgment, result in any material diminution in the value or marketability of such property, and in no event will Buyer's agreement to allow any such alternative to remediation relieve Seller of the obligation to effect further remediation if subsequently required by any Governmental Authority or otherwise required by any Environmental Law.

                  (d) Buyer shall give prompt written notice to Seller of any report or other document that Buyer seeks to submit, whether voluntarily or by requirement of a Governmental Authority, to a Governmental Authority which describes any environmental condition existing prior to the Closing. To the extent reasonably possible under the circumstances, Seller shall have the right to review and comment upon any submission to a Governmental Authority which describes or addresses any environmental condition for which Buyer is claiming indemnification from Seller hereunder (and Seller will cooperate with Buyer in preparing such submissions, including making available all relevant records in its possession or under its control), and Buyer shall revise such submission in accordance with Seller's reasonable comments thereon, except that in no event shall Buyer be requested by any Seller to submit information that in Buyer's opinion would not be legally sufficient. To the extent reasonably possible under the circumstances, Buyer shall give Seller prompt written notice of, and Seller and/or its representatives shall have the right to participate in, any phone call or meeting with any Governmental Authority at which any environmental condition for which Buyer is claiming indemnification from Seller hereunder is to be discussed or addressed in any manner. Except to the extent required by Law after notice to Buyer, Seller shall not submit documents to any Governmental Authority or conduct meetings or phone calls with any Governmental Authority regarding the environmental conditions at any Owned Property or Leased Property without the prior consent of Buyer, which consent shall not be unreasonably withheld.

                  (e) Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against (i) any Environmental Losses to the extent directly arising from or directly relating to a use of the facilities that is not substantially a continuation of the operation of the Princeton Business as conducted on the Closing Date, (ii) any Environmental Losses arising from or related to any change in the use of the Owned Property from industrial use, or (iii) any Environmental Losses to the extent arising from or related to any amendment to or change in any Environmental Law from that which is in effect on the date hereof. Notwithstanding anything to the contrary contained herein, Seller shall not have any obligation to indemnify Buyer Indemnified Parties from and against any Environmental Losses to the extent (w) they do not relate to an environmental condition caused, created or in existence prior to the Closing,
(x) arising with respect to any release of a Hazardous Material by Buyer, its agents, or invitees after the Closing, or (y) arising from the gross negligence or recklessness of Buyer, its agents, or invitees, or from the exacerbation by physical action of any environmental condition by Buyer, its agent, or invitees. Buyer acknowledges that nothing contained herein absolves it of any obligation under any Environmental Law for Environmental Losses with respect to violations of Environmental Laws by Buyer, its employees, contractors, representatives or agents. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be construed as reckless, negligent, or to have exacerbated an environmental condition if, with respect to any such environmental condition, either (i) Buyer fails to take an action Buyer reasonably believed was the responsibility of Seller (but only to the extent Buyer has provided Seller with written notice of such condition) or (ii) Buyer has no knowledge that any action is required.

                  (f) If, after the Closing, the Buyer undertakes environmental remediation activities or other environmental testing, sampling or monitoring activities in connection with Environmental Losses which are not required or requested by a Governmental Authority or in response to a third party claim asserting liability for an environmental condition at the facilities, subject to Buyer's indemnification rights contained in Section 9.2(e), Seller shall not be obligated to indemnify the Buyer in respect of such Environmental Losses.

         9.7 EXCLUSIVE REMEDY. THE INDEMNIFICATION  PROVISIONS CONTAINED IN THIS
ARTICLE 9 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE RECOURSE AND REMEDY OF THE PARTIES FOR MONETARY DAMAGES WITH RESPECT TO ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR WITH RESPECT TO ANY LOSSES RESULTING FROM, ARISING OUT OF, OF CAUSED BY EXCLUDED LIABILITIES. THE PROVISIONS OF THIS ARTICLE 9 WILL NOT RESTRICT THE RIGHT OF ANY PARTY TO SEEK SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES IN CONNECTION WITH ANY BREACH OF ANY OF THE COVENANTS
CONTAINED IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. BUYER ACKNOWLEDGES THAT IT HAS NO RIGHTS TO RESCIND THIS AGREEMENT EITHER FOR A BREACH OF CONTRACT OF FOR NEGLIGENT OR INNOCENT MISREPRESENTATION. NOTWITHSTANDING ANY OTHER PROVISIONS OF THE AGREEMENT, THE PROVISIONS OF THIS SECTION 9.7 SHALL NOT APPLY TO EXCLUDE OR LIMIT THE LIABILITY OF THE SELLERS TO THE EXTENT THAT ANY CLAIM ARISES BY REASON OF ANY FRAUD OR FRAUDULENT MISREPRESENTATION OF ANY SUCH PARTY.

         9.8 Minimizing Losses. Each party agrees to use all commercially reasonable efforts to minimize all Losses (including Losses that are defined for purposes of Section 9.6 as "Environmental Losses") for which it may seek indemnification from the other party pursuant to this Article 9, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery or recovery from other available sources with respect to such Losses and nothing herein will in any way diminish each party's common law duty to mitigate its Loss. Notwithstanding the foregoing, in no event shall Buyer be required to purchase product liability insurance for products manufactured or sold by Seller prior to the Closing or for any other Excluded Liability.

                                   ARTICLE 10

                                   [RESERVED]

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court (as hereinafter defined), this being in addition to any other remedy to which they may be entitled at law or in equity.

         11.2 Entire Agreement. This Agreement, the exhibits hereto, the Disclosure Statement, Buyer's Disclosure Statement, the introductory language and recitals set forth above, the Confidentiality Agreement and any other documents delivered by the parties in connection with this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

         11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each Seller and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim that such litigation brought in any New York Court has been brought in an inconvenient forum.

         11.4 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby.

         11.5 Schedules; Tables of Contents and Headings. If a matter is disclosed on any Section of the Disclosure Statement, such disclosure shall suffice, without specific repetition and without cross-reference, as a response to any other section of the Disclosure Statement, but only to the extent such disclosure is made in such a way that Buyer would be reasonably expected to determine the applicability of such disclosure to such other section. If a matter is  disclosed  on any  Section  of  Buyer's  Disclosure  Statement,  such disclosure shall suffice, without specific repetition and without cross reference, as a response to any other section of Buyer's Disclosure Statement, but only to the extent such disclosure is made in such a way the Seller would be reasonably expected to determine the applicability of such disclosure to such other Section. The table of contents and section headings of this Agreement and titles given to Sections of the Disclosure Statement to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered if by hand or overnight courier, (b) three days after mailing by first-class registered mail, return receipt requested, postage prepaid, or (c) when telecopied, provided that concurrently therewith a copy is mailed by first-class registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Seller to:

                             Terex Corporation
                             500 Post Road East
                             Westport, Connecticut  06880
                             Attn: Eric I Cohen, Esq.
                        Senior Vice President, Secretary
                                            and General Counsel
                             Fax No.:  (203) 222-7976

                  With a copy to:

                             Robinson Silverman Pearce
                             Aronsohn & Berman LLP
                             1290 Avenue of the Americas
                             New York, New York  10104
                             Attn:  Stuart A. Gordon, Esq.
                             Fax No.:  (212) 541-4630

                  If to Buyer, to:

                             Partek Acquisition Company, Inc.
                             c/o Partek Corporation
                             Sornaisten rantatie 23
                             P.O. Box 61, FIN-00501 Helsinki, Finland
                             Attn:  General Counsel
                             Tel. No.: 358-204-55-11
                             Fax No.: 358-204-55-4386

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

                  With a copy to:

                             Reinhart, Boerner, Van Deuren, Norris
                                    & Rieselbach, s.c.
                             1000 North Water Street, Suite 2100
                             Milwaukee, WI 53202
                             Attn: Kevin J. Howley, Esq.
                             Fax No.:  (414) 298-8097

         11.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.8 Extension; Waiver. The parties may: (a) extend the time for performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations or warranties contained herein and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if in a writing executed by the party against whom such extension or waiver is sought to be enforced.

         11.9 Certain Definitions. The following terms, whenever used in this Agreement, shall have the following meanings:

                  (a) The term "Affiliate" means, with respect to any individual, corporation, partnership, firm, joint venture, association, trust or other entity (each a "Person"), any Person who controls, is controlled by, or is under common control with, such Person.

                  (b) The term "Buyers' Combined Indemnification Payments" means the sum of the following: (i) Buyer's Moffett Indemnification Payments, as defined in the Moffett Purchase Agreement, plus (ii) Buyer's Kooi Indemnification Payments, as defined in the Kooi Purchase Agreement, plus (iii) amounts paid by Buyer to Seller Indemnified Parties for Losses pursuant to the indemnification provisions contained in this Agreement (such amounts described in this subsection (iii) shall be referred to as "Buyer's Princeton Indemnification Payments").

                  (c) The term "Buyer Combined Losses" means the sum of the following: (i) Buyer's Moffett Losses, as defined in the Moffett Purchase
Agreement, plus (ii) Buyer's Kooi Losses, as defined in the Kooi Purchase Agreement, plus (iii) all Losses suffered by Buyer Indemnified Parties by reason of breaches under this Agreement, determined without regard to any otherwise applicable "Material Adverse Effect" qualification (such Losses described in this subsection (iii) shall be referred to as "Buyer's Princeton Losses").

                  (d) The term "Escrow Agreement" means the escrow agreement among Buyer, Seller, Partek Cargotec Holding Netherlands B.V., Holland Lift International B.V., Partek Cargotec Holding Ltd, Powerscreen International plc, and the Escrow Agent (as defined in Section 11.9(e)), in substantially the form of Exhibit F attached hereto.

                  (e) The term "Escrow Agent" means the party serving as escrow agent under the Escrow Agreement.

                  (f) The phrase "to the knowledge of Seller" (or words of similar import, whether expressed in the positive or negative) shall mean only the actual knowledge after reasonable inquiry into the relevant subject matter (including, without limitation, inquiry of the general manager and the financial manager of the Princeton Business) of those persons who are listed in Section
11.9 of the Disclosure Statement.

                  (g) The term "Kooi Purchase Agreement" means the Share Purchase and Sale Agreement dated of even date herewith among Partek Cargotec Holding Netherlands B.V., Holland Lift International B.V., and for purposes of
Article 9 thereof only, Kooi B.V., pursuant to which Partek Cargotec Holding Netherlands B.V. has agreed to acquire from Holland Lift International B.V. all of the issued and outstanding shares of Terex B.V.

                  (h) The term "Material Adverse Effect" shall mean any material adverse effect on, or any circumstances or events which individually or in the aggregate are reasonably likely to result in a material adverse effect on the assets, the current or foreseeable future results of operations or the current or foreseeable future financial condition of the Princeton Business, Moffett Engineering Limited and its subsidiaries, and Terex B.V. and its subsidiaries, taken as a whole.

                  (i) The term "Moffett Purchase Agreement" means the Share Purchase and Sale Agreement dated of even date herewith among Partek Cargotec Holding Ltd, Powerscreen International plc, and for purposes of Article 9 thereof only, Moffett Engineering Limited, pursuant to which Partek Cargotec Holding Ltd has agreed to acquire from Powerscreen International plc all of the issued and outstanding shares of Moffett Engineering Limited.

                  (j) The term "PPM Assets" has the same meaning as set forth in the Kooi Purchase Agreement.

                  (k) The term "Reference Amount" has the same meaning as set forth in the Kooi Purchase Agreement.

                  (l) The term "Relevant Closing Date Balance Sheets" means the Closing Balance Sheet, the closing date balance sheet prepared pursuant to
Section 2.3 of the Moffett Purchase Agreement, and the closing date balance sheet prepared pursuant to Section 2.3 of the Kooi Purchase Agreement.

                  (m) The term "Section 6.15 Losses" means the sum of the following: (i) Moffett Section 6.15 Losses, as defined in the Moffett Purchase Agreement, plus (ii) Kooi Section 6.15 Losses, as defined in the Kooi Purchase

Agreement, plus (iii) all payments for Losses incurred by Buyer in connection with the breach by Seller or any Affiliate of Seller of any of the provisions of
Section 6.15 (such payments described in this subsection (iii) shall be referred to as "Princeton Section 6.15 Losses").

                  (n) The term "Seller Combined Losses" means the sum of the following: (i) Seller's Moffett Losses, as defined in the Moffett Purchase
Agreement, plus (ii) Seller's Kooi Losses, as defined in the Kooi Purchase Agreement, plus (iii) all Losses suffered by Seller Indemnified Parties by reason of breaches under this Agreement (such Losses described in this subsection (iii) shall be referred to as "Seller's Princeton Losses").

                  (o) The  term  "Sellers'  Combined  Indemnification  Payments"
means the sum of the following: (i) Seller's Moffett Indemnification Payments, as defined in the Moffett Purchase Agreement, plus (ii) Seller's Kooi Indemnification Payments, as defined in the Kooi Purchase Agreement, plus (iii) all amounts paid by Seller to Buyer Indemnified Parties for Losses pursuant to the indemnification provisions contained in this Agreement (such payments described in this subsection (iii) shall be referred to as "Seller's Princeton Indemnification Payments").

                  (p) The term "Teledyne Indemnified Losses" means any and all payments for "Losses" (or portions thereof) as that term is defined in this Agreement and in the Kooi Purchase Agreement, for which (i) Buyer Indemnified Parties are indemnified against under this Agreement or (ii) "Buyer Indemnified Parties" under the Kooi Purchase Agreement are indemnified against under the Kooi Purchase Agreement, and in either case for which Terex Corporation receives payments pursuant to the indemnification provisions of the 1999 Purchase Agreement.

                  (q) The term "Total  Equity"  means the sum of the  following:
(i) Moffett Net Equity, as defined in the Moffett Purchase Agreement, plus (ii) Kooi Net Equity, as defined in the Kooi Purchase Agreement, plus (iii) the amount by which (A) the value of the Princeton Assets, as reflected on the Closing Balance Sheet, exceeds (B) the liabilities of Princeton assumed by Buyer and reflected on the Closing Balance Sheet (including reserves reflected on the Closing Balance Sheet). The amount referred to in the foregoing Section 11.9(n)(iii) shall be referred to as "Princeton Net Asset Value."

                  (r) The term Truck Mounted Transactions" shall mean the following transactions: (i) the purchase by Partek Cargotec Holding Netherlands B.V. of all of the issued and outstanding capital shares of Terex B.V. pursuant to the terms of the Kooi Purchase Agreement, (ii) the purchase by Buyer of substantially all of the assets and business of Seller's Princeton division pursuant to the terms of this Agreement; and (iii) the purchase by Partek
Cargotec Holding Ltd of all of the issued and outstanding capital shares of Moffett Engineering Limited pursuant to the terms of the Moffett Purchase Agreement.

         11.10    Reserved.

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

         11.11 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         11.13 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

         11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.


                       [Signatures on the following page.]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                  TEREX CORPORATION


                                  By: /s/ Ronald M. DeFeo
                                        Name:Ronald M. DeFeo
                                        Title:


                                  PARTEK ACQUISITION COMPANY, INC.


                                  By: /s/ Olof Elenius
                                       Name: Olof Elenius
                                       Title:

List of Exhibits:

         Exhibit A - Closing GAAP
         Exhibit B - Form of Seller Guaranty
         Exhibit C - Form of Buyer Guaranty
         Exhibit D - Matters to be  addressed  in Opinion  of  Seller's  Counsel
         Exhibit E - Matters to be addressed in Opinion of Buyer's Counsel Exhibit F - Form of Escrow Agreement